EXHIBIT 99.2

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm	EX 99.2-2
Consolidated Balance Sheets as of December 31, 2015 and 2014	EX 99.2-3
Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013	EX 99.2-4
Consolidated Statements of Partners' Capital for the years ended December 31, 2015, 2014 and 2013	EX 99.2-5
Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013	EX 99.2-8
Notes to Consolidated Financial Statements	EX 99.2-10
1. Organization, Business Operations and Presentation and Consolidation	EX 99.2-10
2. Summary of Significant Accounting Policies	EX 99.2-12
3. Segment Information	EX 99.2-18
4. Property, Plant and Equipment, Net	EX 99.2-22
5. Amortizing Intangible Assets and Unfavorable Gas Gathering Contract	EX 99.2-23
6. Goodwill	EX 99.2-24
7. Equity Method Investments	EX 99.2-26
8. Deferred Revenue	EX 99.2-27
9. Debt	EX 99.2-29
10. Financial Instruments	EX 99.2-33
11. Partners' Capital	EX 99.2-34
12. Earnings Per Unit	EX 99.2-38
13. Unit-Based and Noncash Compensation	EX 99.2-39
14. Related-Party Transactions	EX 99.2-40
15. Commitments and Contingencies	EX 99.2-41
16. Acquisitions and Drop Down Transactions	EX 99.2-42
17. Condensed Consolidated Financial Information	EX 99.2-47
18. Unaudited Quarterly Financial Data	EX 99.2-59

EX 99.2-1

EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Summit Midstream GP, LLC and unitholders of Summit Midstream Partners, LP
The Woodlands, Texas
We have audited the accompanying consolidated balance sheets of Summit Midstream Partners, LP and subsidiaries (the "Partnership") as of December 31, 2015 and 2014, and the related consolidated statements of operations, partners' capital and membership interests, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Summit Midstream Partners, LP and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
The consolidated financial statements give retrospective effect to the Partnership's acquisition of Summit Midstream Utica, LLC, Meadowlark Midstream Company, LLC, Tioga Midstream, LLC, and the 40.0% ownership interest in each of Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. from Summit Midstream Partners Holdings, LLC, (collectively the "2016 Drop Down") as a combination of entities under common control, which has been accounted for in a manner similar to a pooling of interests, as described in Notes 1 and 16 to the consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 26, 2016 (June 6, 2016 as to the effects of the 2016 Drop Down as described in Notes 1 and 16, and the retrospective application of the change in accounting policy for presentation of debt issuance costs as described in Note 1; September 1, 2016 as to the addition of disclosures in Note 17 required under Regulation S-X Rule 3-10 as a result of the 2016 Drop Down, and the change in the guarantor structure of the Senior Notes described in Note 9)

EX 99.2-2

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$21,793	$27,811
Accounts receivable	89,581	92,908
Insurance receivable	—	25,000
Other current assets	3,573	3,600
Total current assets	114,947	149,319
Property, plant and equipment, net	1,812,783	1,622,640
Intangible assets, net	461,310	489,282
Goodwill	16,211	265,062
Investment in equity method investees	751,168	706,172
Other noncurrent assets	8,253	9,987
Total assets	$3,164,672	$3,242,462

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$40,808	$38,391
Due to affiliate	1,149	2,711
Deferred revenue	677	2,377
Ad valorem taxes payable	10,271	9,179
Accrued interest	17,483	18,858
Accrued environmental remediation	7,900	25,000
Other current liabilities	13,297	15,307
Total current liabilities	91,585	111,823
Long-term debt	1,267,270	1,232,207
Deferred revenue	45,486	55,239
Noncurrent accrued environmental remediation	5,764	5,000
Other noncurrent liabilities	7,268	7,515
Total liabilities	1,417,373	1,411,784
Commitments and contingencies (Note 15)

Common limited partner capital (42,063 units issued and outstanding at December 31, 2015 and 34,427 units issued and outstanding at December 31, 2014)	744,977	649,060
Subordinated limited partner capital (24,410 units issued and outstanding at December 31, 2015 and 2014)	213,631	293,153
General partner interests (1,355 units issued and outstanding at December 31, 2015 and 1,201 units issued and outstanding at December 31, 2014)	25,634	24,676
Summit Investments' equity in contributed subsidiaries	763,057	863,789
Total partners' capital	1,747,299	1,830,678
Total liabilities and partners' capital	$3,164,672	$3,242,462
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.2-3

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2015	2014	2013

	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$337,819	$267,478	$216,352
Natural gas, NGLs and condensate sales	42,079	97,094	88,185
Other revenues	20,659	22,597	21,623
Total revenues	400,557	387,169	326,160
Costs and expenses:
Cost of natural gas and NGLs	31,398	72,415	68,037
Operation and maintenance	94,986	94,869	78,175
General and administrative	45,108	43,281	36,716
Transaction costs	1,342	2,985	2,841
Depreciation and amortization	105,117	90,878	71,232
Environmental remediation	21,800	5,000	—
(Gain) loss on asset sales, net	(172)	442	113
Long-lived asset impairment	9,305	5,505	—
Goodwill impairment	248,851	54,199	—
Total costs and expenses	557,735	369,574	257,114
Other income	2	1,189	5
Interest expense	(59,092)	(48,586)	(21,314)
(Loss) income before income taxes	(216,268)	(29,802)	47,737
Income tax benefit (expense)	603	(854)	(729)
Loss from equity method investees	(6,563)	(16,712)	—
Net (loss) income	$(222,228)	$(47,368)	$47,008
Less net income attributable to Summit Investments	(30,016)	(23,376)	3,424
Net (loss) income attributable to SMLP	(192,212)	(23,992)	43,584
Less net (loss) income attributable to general partner, including IDRs	3,398	3,125	1,035
Net (loss) income attributable to limited partners	$(195,610)	$(27,117)	$42,549

(Loss) earnings per limited partner unit:
Common unit – basic	$(3.20)	$(0.49)	$0.86
Common unit – diluted	$(3.20)	$(0.49)	$0.86
Subordinated unit – basic and diluted	$(2.88)	$(0.44)	$0.79

Weighted-average limited partner units outstanding:
Common units – basic	39,217	33,311	26,951
Common units – diluted	39,217	33,311	27,101
Subordinated units – basic and diluted	24,410	24,410	24,410
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.2-4

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

	Partners' capital			Summit Investments' equity in contributed subsidiaries
	Limited partners		General partner
	Common	Subordinated			Total

	(In thousands)
Partners' capital, January 1, 2013	$418,856	$380,169	$20,222	$209,108	$1,028,355
Net income	22,311	20,238	1,035	3,424	47,008
Distributions to unitholders	(46,286)	(42,107)	(1,803)	—	(90,196)
Unit-based compensation	2,999	—	—	—	2,999
Consolidation of Bison Midstream net assets	—	—	—	303,168	303,168
Contribution from Summit Investments to Bison Midstream	—	—	—	2,229	2,229
Purchase of Bison Midstream	47,936	—	978	(248,914)	(200,000)
Contribution of net assets from Summit Investments in excess of consideration paid for Bison Midstream	28,558	26,846	1,131	(56,535)	—
Issuance of units in connection with the Mountaineer Acquisition	98,000	—	2,000	—	100,000
Consolidation of Polar Midstream net assets	—	—	—	216,105	216,105
Consolidation of 2016 Drop Down net assets	—	—	—	21,968	21,968
Class B membership interest noncash compensation	17	—	—	1,226	1,243
Repurchase of DFW Net Profits Interests	(5,859)	(5,859)	(239)	—	(11,957)
Cash advance to Summit Investments from contributed subsidiaries, net	—	—	—	(50,087)	(50,087)
Capitalized interest allocated to contributed subsidiaries from Summit Investments	—	—	—	2,539	2,539
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	22,380	22,380
Capital expenditures paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	52	52
Partners' capital, December 31, 2013	$566,532	$379,287	$23,324	$426,663	$1,395,806

EX 99.2-5

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(continued)

	Partners' capital			Summit Investments' equity in contributed subsidiaries
	Limited partners		General partner
	Common	Subordinated			Total

	(In thousands)
Partners' capital, December 31, 2013	$566,532	$379,287	$23,324	$426,663	$1,395,806
Net (loss) income	(15,948)	(11,169)	3,125	(23,376)	(47,368)
Distributions to unitholders	(67,658)	(49,796)	(4,770)	—	(122,224)
Unit-based compensation	4,696	—	—	—	4,696
Tax withholdings on vested SMLP LTIP awards	(656)	—	—	—	(656)
Issuance of common units, net of offering costs	197,806	—	—	—	197,806
Contribution from general partner	—	—	4,235	—	4,235
Purchase of Red Rock Gathering	—	—	—	(307,941)	(307,941)
Excess of purchase price over acquired carrying value of Red Rock Gathering	(37,910)	(26,891)	(1,323)	66,124	—
Assets contributed to Red Rock Gathering from Summit Investments	2,426	1,722	85	—	4,233
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	674,383	674,383
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	24,884	24,884
Capitalized interest allocated to contributed subsidiaries from Summit Investments	—	—	—	1,310	1,310
Capital expenditures paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	597	597
Class B membership interest noncash compensation	—	—	—	1,145	1,145
Repurchase of SMLP LTIP units	(228)	—	—	—	(228)
Partners' capital, December 31, 2014	$649,060	$293,153	$24,676	$863,789	$1,830,678

EX 99.2-6

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(continued)

	Partners' capital			Summit Investments' equity in contributed subsidiaries
	Limited partners		General partner
	Common	Subordinated			Total

	(In thousands)
Partners' capital, December 31, 2014	$649,060	$293,153	$24,676	$863,789	$1,830,678
Net (loss) income	(123,817)	(71,793)	3,398	(30,016)	(222,228)
Distributions to unitholders	(86,880)	(55,410)	(9,784)	—	(152,074)
Unit-based compensation	6,174	—	—	—	6,174
Tax withholdings on vested SMLP LTIP awards	(1,616)	—	—	—	(1,616)
Issuance of common units, net of offering costs	221,977	—	—	—	221,977
Contribution from general partner	—	—	4,737	—	4,737
Purchase of Polar and Divide	—	—	—	(285,677)	(285,677)
Excess of acquired carrying value over consideration paid for Polar and Divide	80,079	47,681	2,607	(130,367)	—
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	320,527	320,527
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	22,879	22,879
Capitalized interest allocated from Summit Investments to contributed subsidiaries	—	—	—	1,079	1,079
Class B membership interest noncash compensation	—	—	—	843	843
Partners' capital, December 31, 2015	$744,977	$213,631	$25,634	$763,057	$1,747,299
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.2-7

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(222,228)	$(47,368)	$47,008
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	105,903	91,822	72,264
Amortization of deferred loan costs	4,309	3,836	2,757
Unit-based and noncash compensation	7,017	5,841	4,242
Loss from equity method investees	6,563	16,712	—
Distributions from equity method investees	34,641	2,992	—
(Gain) loss on asset sales, net	(172)	442	113
Long-lived asset impairment	9,305	5,505	—
Goodwill impairment	248,851	54,199	—
Write-off of debt issuance costs	727	1,554	—
Purchase accounting adjustment	—	(1,185)	—
Changes in operating assets and liabilities:
Accounts receivable	3,328	(21,503)	(21,950)
Insurance receivable	25,000	(25,000)	—
Trade accounts payable	(1,450)	(420)	(6,153)
Due to affiliate	1,377	(883)	1,427
Change in deferred revenue	(11,453)	26,378	16,685
Ad valorem taxes payable	1,092	804	(11)
Accrued interest	(1,375)	6,714	12,128
Accrued environmental remediation, net	(16,336)	30,000	—
Other, net	(3,724)	2,513	6,901
Net cash provided by operating activities	191,375	152,953	135,411
Cash flows from investing activities:
Capital expenditures	(272,225)	(343,380)	(249,626)
Initial contribution to Ohio Gathering	—	(8,360)	—
Acquisition of Ohio Gathering Option	—	(190,000)	—
Option Exercise	—	(382,385)	—
Contributions to equity method investees	(86,200)	(145,131)	—
Proceeds from asset sales	323	325	585
Acquisition of gathering systems	—	(10,872)	(210,000)
Acquisitions of gathering systems from affiliate, net of acquired cash	(288,618)	(305,000)	(200,000)
Net cash used in investing activities	(646,720)	(1,384,803)	(659,041)

EX 99.2-8

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	(152,074)	(122,224)	(90,196)
Borrowings under revolving credit facility	367,000	294,295	476,950
Repayments under revolving credit facility	(151,000)	(430,295)	(297,180)
Borrowings under term loan	—	400,000	200,000
Repayments under term loan	(182,500)	(100,000)	(100,000)
Deferred loan costs	(412)	(8,323)	(14,059)
Proceeds from issuance of common units, net	221,977	197,806	—
Contribution from general partner	4,737	4,235	2,229
Cash advance from (to) Summit Investments to (from) contributed subsidiaries, net	320,527	674,383	(50,087)
Expenses paid by Summit Investments on behalf of contributed subsidiaries	22,879	24,884	22,380
Issuance of senior notes	—	300,000	300,000
Repurchase of equity-based compensation awards	—	(228)	(11,957)
Issuance of units to affiliate in connection with the Mountaineer Acquisition	—	—	100,000
Other, net	(1,807)	(656)	—
Net cash provided by financing activities	449,327	1,233,877	538,080
Net change in cash and cash equivalents	(6,018)	2,027	14,450
Cash and cash equivalents, beginning of period	27,811	25,784	11,334
Cash and cash equivalents, end of period	$21,793	$27,811	$25,784

Supplemental cash flow disclosures:
Cash interest paid	$59,302	$38,453	$13,170
Less capitalized interest	3,372	4,646	6,690
Interest paid (net of capitalized interest)	$55,930	$33,807	$6,480

Cash paid for taxes	$—	$—	$660

Noncash investing and financing activities:
Capital expenditures in trade accounts payable (period-end accruals)	$34,977	$31,110	$30,528
Excess of acquired carrying value over consideration paid for Polar and Divide	130,367	—	—
Capitalized interest allocated to contributed subsidiaries from Summit Investments	1,079	1,310	2,539
Capital expenditures paid by Summit Investments on behalf of contributed subsidiaries	—	597	52
Excess of consideration paid over acquired carrying value of Red Rock Gathering	—	(66,124)	—
Assets contributed to Red Rock Gathering from Summit Investments	—	4,233	—
Issuance of units to affiliate to partially fund the Bison Drop Down	—	—	48,914
Contribution of net assets from Summit Investments in excess of consideration paid for Bison Midstream	—	—	56,535
The accompanying notes are an integral part of these consolidated financial statements.

EX 99.2-9

EXHIBIT 99.2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS OPERATIONS AND PRESENTATION AND CONSOLIDATION
Organization. Summit Midstream Partners, LP ("SMLP" or the "Partnership"), a Delaware limited partnership, was formed in May 2012 and began operations in October 2012 in connection with its initial public offering ("IPO") of common limited partner units. SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. Our business activities are conducted through various operating subsidiaries, each of which is owned or controlled by our wholly owned subsidiary holding company, Summit Midstream Holdings, LLC ("Summit Holdings"), a Delaware limited liability company. References to the "Partnership," "we," or "our" refer collectively to SMLP and its subsidiaries.
Summit Midstream GP, LLC (the "general partner"), a Delaware limited liability company, manages our operations and activities. Summit Midstream Partners, LLC ("Summit Investments"), a Delaware limited liability company, is the ultimate owner of our general partner and has the right to appoint the entire board of directors of our general partner. Summit Investments is controlled by Energy Capital Partners II, LLC and its parallel and co-investment funds (collectively, "Energy Capital Partners").
In addition to its 2% general partner interest in SMLP (including the incentive distribution rights ("IDRs") in respect of SMLP), Summit Investments has direct and indirect ownership interests in our common and subordinated units. As of December 31, 2015, Summit Investments beneficially owned 5,444,731 SMLP common units and all of our subordinated units.
Neither SMLP nor its subsidiaries have any employees. All of the personnel that conduct our business are employed by Summit Investments, but these individuals are sometimes referred to as our employees.
Effective with the completion of its IPO, SMLP had a 100% ownership interest in Summit Holdings, which had a 100% ownership interest in both DFW Midstream Services LLC ("DFW Midstream") and Grand River Gathering, LLC ("Grand River" or the "Legacy Grand River" system).
On June 4, 2013, the Partnership acquired all of the membership interests of Bison Midstream, LLC ("Bison Midstream") from a subsidiary of Summit Investments (the "Bison Drop Down"). As such, the Bison Drop Down was determined to be a transaction among entities under common control. Prior to the Bison Drop Down, on February 15, 2013, Summit Investments acquired Bear Tracker Energy, LLC ("BTE"), which was subsequently renamed Meadowlark Midstream Company, LLC ("Meadowlark Midstream"). The net assets that comprise Bison Midstream were carved out from Meadowlark Midstream in connection with the Bison Drop Down. Common control of Bison Midstream began in February 2013.
On June 21, 2013, Mountaineer Midstream Company, LLC ("Mountaineer Midstream"), a newly formed, wholly owned subsidiary of the Partnership, acquired natural gas gathering pipeline and compression assets from an affiliate of MarkWest Energy Partners, L.P. ("MarkWest") (the "Mountaineer Acquisition"). In December 2013, Mountaineer Midstream was merged into DFW Midstream.
On March 18, 2014, SMLP acquired all of the membership interests of Red Rock Gathering Company, LLC ("Red Rock Gathering") from a subsidiary of Summit Investments (the "Red Rock Drop Down"). As such, the Red Rock Drop Down was determined to be a transaction among entities under common control. Common control of Red Rock Gathering began in October 2012. Concurrent with the closing of the Red Rock Drop Down, SMLP contributed its interest in Red Rock Gathering to Grand River.
On May 18, 2015, the Partnership acquired all of the membership interests of Polar Midstream, LLC ("Polar Midstream") and Epping Transmission Company, LLC ("Epping," and collectively with Polar Midstream, "Polar and Divide") from a subsidiary of Summit Investments (the "Polar and Divide Drop Down"). As such, the Polar and Divide Drop Down was determined to be a transaction among entities under common control. Polar Midstream's net assets were carved out of Meadowlark Midstream immediately prior to the Polar and Divide Drop Down. Concurrent with the closing of the Polar and Divide Drop Down, Epping became a wholly owned subsidiary of Polar Midstream and SMLP contributed Polar Midstream (including Epping) to Bison Midstream. Common control began in (i) February 2013 for Polar Midstream and (ii) April 2014 for Epping.
On February 25, 2016, the Partnership and Summit Midstream Partners Holdings, LLC (“SMP Holdings”), a wholly owned subsidiary of Summit Investments, entered into a contribution agreement (the "Contribution Agreement") pursuant to which SMP Holdings agreed to contribute to the Partnership substantially all of its limited partner

EX 99.2-10

EXHIBIT 99.2

interest in Summit Midstream OpCo, LP ("OpCo"), a Delaware limited partnership that owns (i) 100% of the issued and outstanding membership interests of Summit Midstream Utica, LLC ("Summit Utica"), Meadowlark Midstream Company, LLC ("Meadowlark Midstream") and Tioga Midstream, LLC ("Tioga Midstream" and collectively with Summit Utica and Meadowlark Midstream, the "Contributed Entities"), each a limited liability company and (ii) a 40.0% ownership interest in each of Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. (collectively with OpCo and the Contributed Entities, the “2016 Drop Down Assets”)(the “2016 Drop Down”). The 2016 Drop Down closed on March 3, 2016. Subsequent to closing, SMP Holdings retained a 1.0% noncontrolling interest in OpCo, which is managed by Summit Midstream OpCo GP, LLC ("OpCo GP"), a Delaware limited liability company and a wholly owned subsidiary of Summit Holdings.
Business Operations. We provide natural gas gathering, treating and processing services as well as crude oil and produced water gathering services pursuant to primarily long-term and fee-based agreements with our customers. Our results are driven primarily by the volumes of natural gas that we gather, treat, compress and process as well as by the volumes of crude oil and produced water that we gather. Our gathering systems and the unconventional resource basins in which they operate are as follows:

•	Summit Utica, a natural gas gathering system operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;

•	Bison Midstream, an associated natural gas gathering system, operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•
Polar and Divide, crude oil and produced water gathering systems and transmission pipelines located in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•
Tioga Midstream, crude oil, produced water and associated natural gas gathering systems, operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•
Grand River, a natural gas gathering and processing system located in the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado and eastern Utah;

•
Niobrara Gathering and Processing ("Niobrara G&P"), an associated natural gas gathering and processing system operating in the Denver-Julesburg ("DJ") Basin, which includes the Niobrara shale formation in northeastern Colorado;

•	DFW Midstream, a natural gas gathering system, operating in the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and

•
Mountaineer Midstream gathering system ("Mountaineer Midstream"), a natural gas gathering system, operating in the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia.

Meadowlark Midstream is the legal entity which owns (i) certain crude oil and produced water gathering pipelines, which are managed and reported as part of the Polar and Divide system subsequent to the 2016 Drop Down and (ii) Niobrara G&P, which is managed and reported as part of the Grand River system subsequent to the 2016 Drop Down.
Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. (collectively, "Ohio Gathering") operate a natural gas gathering system and a condensate stabilization facility in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio.
Presentation and Consolidation. We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These principles are established by the Financial Accounting Standards Board (the "FASB"). We make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenue and expense, and the disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.
The consolidated financial statements include the assets, liabilities, and results of operations of SMLP and its wholly owned subsidiaries. All intercompany transactions among the consolidated entities have been eliminated in consolidation. For the purposes of the consolidated financial statements, SMLP's results of operations reflect the results of operations of: (i) DFW Midstream and Grand River for all periods presented, (ii) Bison Midstream, Polar and Divide and Niobrara G&P since February 2013, (iii) Mountaineer Midstream since June 2013, (iv) Ohio

EX 99.2-11

EXHIBIT 99.2

Gathering since January 2014, (v) Tioga Midstream since April 2014 and (vi) Summit Utica since December 2014. The financial position, results of operations and cash flows of Bison Midstream, Polar and Divide and Niobrara G&P included herein have been derived from the accounting records of Meadowlark Midstream on a carve-out basis (see Note 2). The carve-out allocations and estimates were based on methodologies that management believes are reasonable. The carve-out results reflected herein, however, may not reflect what these entities' financial position, results of operations or cash flows would have been if any had been a stand-alone company.
SMLP recognized its drop down acquisitions at Summit Investments' historical cost because the acquisitions were executed by entities under common control. The excess of Summit Investments' net investment over the purchase price paid and recognized for a contributed subsidiary is recognized as an addition to partners' capital, while the excess of purchase price paid and recognized over net investment is recognized as a reduction to partners' capital. Due to the common control aspect, we account for drop down transactions on an “as-if pooled” basis for the periods during which common control existed.
Reclassifications. Certain reclassifications have been made to prior-year amounts to conform to current-year presentation. We combined the balances associated with the unfavorable gas gathering contract with other noncurrent liabilities. These balance sheet changes had no impact on (i) total liabilities or (ii) total liabilities and partners' capital.
We also evaluated our historical classification of (i) gathering fee revenue associated with certain Bison Midstream percent-of-proceeds contracts and (ii) certain pass-through expenses also for Bison Midstream. As a result of this evaluation, we determined that certain amounts that had previously been recognized in cost of natural gas and NGLs would be more appropriately reflected as gathering services and related fees and other revenues to enhance reporting transparency. The impact of these reclassifications, which had no impact on net (loss) income, total partners' capital or segment adjusted EBITDA, follows.

	Year ended December 31,
	2014	2013

	(In thousands)
Gathering services and related fees	$15,616	$16,805
Other revenues	3,952	10,068
Net impact on total revenues	$19,568	$26,873

Cost of natural gas and NGLs	$19,568	$26,873
Net impact on cost of natural gas and NGLs and total costs and expenses	$19,568	$26,873
In the fourth quarter 2015, we began reporting all of our operations in North Dakota as one reportable segment, the Williston Basin reportable segment. This presentation change had no impact on total assets, total liabilities, total revenues, total costs and expenses, net income, partners' capital, cash flows or total segment adjusted EBITDA. See Note 3 for additional information on this change.
In the first quarter of 2016, we adopted Accounting Standards Update ("ASU") No. 2015-03 Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"). As a result, these consolidated financial statements reflect the retrospective reclassification of $9.2 million of deferred loan costs from other noncurrent assets to long-term debt at December 31, 2015 and $10.8 million at December 31, 2014 (see Note 2).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents. Cash and cash equivalents include temporary cash investments with original maturities of three months or less.
Accounts Receivable. Accounts receivable relate to gathering and other services provided to our customers and other counterparties. We evaluate the collectability of accounts receivable and the need for an allowance for doubtful accounts based on customer-specific facts and circumstances. To the extent we doubt the collectability of a specific customer or counterparty receivable, we recognize an allowance for doubtful accounts.
Other Current Assets. Other current assets primarily consist of the current portion of prepaid expenses that are charged to expense over the period of benefit or the life of the related contract.

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Property, Plant, and Equipment. We record property, plant, and equipment at historical cost of construction or fair value of the assets at acquisition. We capitalize expenditures that extend the useful life of an asset or enhance its productivity or efficiency from its original design over the expected remaining period of use. For maintenance and repairs that do not add capacity or extend the useful life of an asset, we recognize expenditures as an expense as incurred. We capitalize project costs incurred during construction, including interest on funds borrowed to finance the construction of facilities, as construction in progress.
We record depreciation on a straight-line basis over an asset’s estimated useful life. We base our estimates for useful life on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Estimates of useful lives follow.

Useful lives (In years)
Gathering and processing systems and related equipment	30
Other	4-15
Construction in progress is depreciated consistent with its applicable asset class once it is placed in service. Land and line fill are not depreciated.
We base an asset’s carrying value on estimates, assumptions and judgments for useful life and salvage value. Upon sale, retirement or other disposal, we remove the carrying value of an asset and its accumulated depreciation from our balance sheet and recognize the related gain or loss, if any.
Accrued capital expenditures are reflected in trade accounts payable.
Asset Retirement Obligations. We record a liability for asset retirement obligations only if and when a future asset retirement obligation with a determinable life is identified. For identified asset retirement obligations, we then evaluate whether the expected date and related costs of retirement can be estimated. We have concluded that our gathering and processing assets have an indeterminate life because they are owned and will operate for an indeterminate period when properly maintained. Because we did not have sufficient information to reasonably estimate the amount or timing of such obligations and we have no current plan to discontinue use of any significant assets, we did not provide for any asset retirement obligations as of December 31, 2015 or 2014.
Amortizing Intangibles. Upon the acquisition of DFW Midstream, certain of its gas gathering contracts were deemed to have above-market pricing structures while another was deemed to have pricing that was below market. We have recognized the above-market contracts as favorable gas gathering contracts. We have recognized the below-market contract as the unfavorable gas gathering contract and included it in other noncurrent liabilities. We amortize these contracts on a units-of-production basis over the contract's estimated useful life. We define useful life as the period over which the contract is expected to contribute to our future cash flows. These contracts have original terms ranging from 10 years to 20 years. We recognize the amortization expense associated with these contracts in other revenues.
We amortize all other gas gathering contracts, or contract intangibles, over the period of economic benefit based upon expected revenues over the life of the contract. The useful life of these contracts ranges from 10 years to 25 years. We recognize the amortization expense associated with these contracts in depreciation and amortization expense.
We have rights-of-way associated with city easements and easements granted within existing rights-of-way. We amortize these intangible assets over the shorter of the contractual term of the rights-of-way or the estimated useful life of the gathering system. The contractual terms of the rights-of-way range from 20 years to 30 years. We recognize the amortization expense associated with rights-of-way assets in depreciation and amortization expense.
Goodwill. Goodwill represents consideration paid in excess of the fair value of the net identifiable assets acquired in a business combination. We evaluate goodwill for impairment annually on September 30. We also evaluate goodwill whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.
We test goodwill for impairment using a two-step quantitative test. In the first step, we compare the fair value of the reporting unit to its carrying value, including goodwill. To estimate the fair value of the reporting units under step one, we utilize two valuation methodologies: the market approach and the income approach. Both of these approaches incorporate significant estimates and assumptions to calculate enterprise fair value for a reporting unit. The most significant estimates and assumptions inherent within these two valuation methodologies are: (i) determination of the weighted-average cost of capital; (ii) the selection of guideline public companies; (iii) market

EX 99.2-13

EXHIBIT 99.2

multiples; (iv) weighting of the income and market approaches; (v) growth rates; (vi) commodity prices; and (vi) the expected levels of throughput volume gathered. Changes in these and other assumptions could materially affect the estimated amount of fair value for any of our reporting units.
If the reporting unit’s fair value exceeds its carrying amount, we conclude that the goodwill of the reporting unit has not been impaired and no further work is performed.
If we determine that the reporting unit’s carrying value exceeds its fair value, we proceed to step two. In step two, we compare the carrying value of the reporting unit to its implied fair value. Significant estimates and assumptions utilized in the determination of a reporting unit's implied fair value are based on a variety of factors specific to a given reporting unit's individual assets and liabilities as well as market and industry considerations. If we determine that the carrying amount of a reporting unit's goodwill exceeds its implied fair value, we recognize the excess of the carrying value over the implied fair value as an impairment loss.
Equity Method Investments. We account for investments in which we exercise significant influence using the equity method so long as we (i) do not control the investee and (ii) are not the primary beneficiary. We recognize these investments in investment in equity method investees in the accompanying consolidated balance sheets. We recognize our proportionate share of earnings or loss in net income on a one-month lag.
We recognize an other-than-temporary impairment for losses in the value of equity method investees when evidence indicates that the carrying amount is no longer supportable. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the equity method investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. We evaluate our equity method investments whenever evidence exists that would indicate a need to assess the investment for potential impairment.
Other Noncurrent Assets. Other noncurrent assets primarily consist of external costs incurred in connection with the closing of our revolving credit facility and related amendments. We capitalize and then amortize these deferred loan costs over the life of the revolving credit facility. We recognize amortization of deferred loan costs in interest expense.
Impairment of Long-Lived Assets. We test assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset (except goodwill) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If we conclude that an asset's carrying value will not be recovered through future cash flows, we recognize an impairment loss on the long-lived asset equal to the amount by which the carrying value exceeds its fair value. We determine fair value using either a market-based approach or an income-based approach. We discuss our policy for goodwill impairment above.
Derivative Contracts. We have commodity price exposure related to our sale of the physical natural gas we retain from our DFW Midstream customers and our procurement of electricity to operate DFW Midstream's electric-drive compression assets. Our gas gathering agreements with our DFW Midstream customers permit us to retain a certain quantity of natural gas that we gather to offset the power costs we incur to operate these electric-drive compression assets. We manage this direct exposure to natural gas and power prices through the use of forward power purchase contracts with wholesale power providers that require us to purchase a fixed quantity of power at a fixed heat rate based on prevailing natural gas prices based on the Waha Hub Index. Because we also sell our retainage gas at prices that are based on the Waha Hub Index, we have effectively fixed the relationship between our compression electricity expense and natural gas retainage sales.
Accounting standards related to derivative instruments and hedging activities allow for normal purchase or sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. We have designated these contracts as normal under the normal purchase and sale exception under the accounting standards for derivatives. We do not enter into risk management contracts for speculative purposes.
Fair Value of Financial Instruments. The fair-value-measurement standard under GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which the inputs are observable. The three levels of the fair value hierarchy are as follows:

•	Level 1. Inputs represent quoted prices in active markets for identical assets or liabilities;

EX 99.2-14

EXHIBIT 99.2

•
Level 2. Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs); and

•
Level 3. Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an internally developed present value of future cash flows model that underlies management's fair value measurement).

Commitments and Contingencies. We record accruals for loss contingencies when we determine that it is probable that a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events, and estimates of the financial impacts of such events.
Revenue Recognition. We generate the majority of our revenue from the gathering, treating and processing services that we provide to our customers. We also generate revenue from our marketing of natural gas, NGLs and condensate. We realize revenues by receiving fees from our customers or by selling the residue natural gas, NGLs and condensate.
We recognize revenue earned from fee-based gathering, treating and processing services in gathering services and related fees revenue. We also earn revenue from the sale of physical natural gas purchased from our customers under percentage-of-proceeds arrangements. These revenues are recognized in natural gas, NGLs and condensate sales with corresponding expense recognition for the producer's share of the proceeds in cost of natural gas and NGLs. We sell substantially all of the natural gas that we retain from our DFW Midstream customers to offset the power expenses of the electric-driven compression on the DFW Midstream system. We also sell condensate retained from our gathering services at Grand River. Revenues from the retainage of natural gas and condensate are recognized in natural gas, NGLs and condensate sales; the associated expense is included in operation and maintenance expense. Certain customers reimburse us for costs we incur on their behalf. We record costs incurred and reimbursed by our customers on a gross basis, with the revenue component recognized in other revenues.
We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured.
We provide gathering and/or processing services principally under contracts that contain one or more of the following arrangements:

•
Fee-based arrangements. Under fee-based arrangements, we receive a fee or fees for one or more of the following services (i) natural gas gathering, treating, and/or processing and (ii) crude oil and/or produced water gathering.

•
Percent-of-proceeds arrangements. Under percent-of-proceeds arrangements, we generally purchase natural gas from producers at the wellhead, or other receipt points, gather the wellhead natural gas through our gathering system, treat the natural gas, process the natural gas and/or sell the natural gas to a third party for processing. We then remit to our producers an agreed-upon percentage of the actual proceeds received from sales of the residue natural gas and NGLs. Certain of these arrangements may also result in returning all or a portion of the residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds. The margins earned are directly related to the volume of natural gas that flows through the system and the price at which we are able to sell the residue natural gas and NGLs.

Certain of our gathering and processing agreements provide for a monthly, quarterly or annual minimum volume commitment ("MVC"). Under these MVCs, our customers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent contracted measurement periods to the extent that such customer's throughput volumes in a subsequent contracted measurement period exceed its MVC for that contracted measurement period.
We recognize customer billings for obligations under their MVCs as revenue when the obligations are billable under the contract and the customer does not have the right to utilize shortfall payments to offset gathering or processing fees in excess of its MVCs in subsequent periods.

EX 99.2-15

EXHIBIT 99.2

We record customer billings for obligations under their MVCs as deferred revenue when the customer has the right to utilize shortfall payments to offset gathering or processing fees in subsequent periods. We recognize deferred revenue under these arrangements in revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the gathering or processing of future excess volume throughput, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the applicable gathering or processing agreement. We also recognize deferred revenue when it is determined that a given amount of MVC shortfall payments cannot be recovered by offsetting gathering or processing fees in subsequent contracted measurement periods. In making this determination, we consider both quantitative and qualitative facts and circumstances, including, but not limited to, contract terms, capacity of the associated pipeline or receipt point and/or expectations regarding future investment, drilling and production.
We classify deferred revenue as a current liability for arrangements where the expiration of a customer's right to utilize shortfall payments is 12 months or less. We classify deferred revenue as noncurrent for arrangements where the expiration of the right to utilize shortfall payments and our estimate of its potential utilization is more than 12 months.
Unit-Based Compensation. For awards of unit-based compensation, we determine a grant date fair value and recognize the related compensation expense in the statement of operations over the vesting period of the respective awards.
Income Taxes. As a partnership, we are generally not subject to federal and state income taxes, except as noted below. However, our unitholders are individually responsible for paying federal and state income taxes on their share of our taxable income. Net income or loss for GAAP purposes may differ significantly from taxable income reportable to our unitholders as a result of differences between the tax basis and the GAAP basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement.
In general, legal entities that are chartered, organized or conducting business in the state of Texas are subject to a franchise tax (the "Texas Margin Tax"). The Texas Margin Tax has the characteristics of an income tax because it is determined by applying a tax rate to a tax base that considers both revenues and expenses.  Our financial statements reflect provisions for these tax obligations.
In 2014, we elected to apply changes to the determination of cost of goods sold for the Texas Margin Tax which permits the use of accelerated depreciation allowed for federal income tax purposes.  As a result of this change, we recognized a deferred tax liability. Other noncurrent liabilities included a deferred tax liability of $0.6 million and $1.6 million as of December 31, 2015 and 2014, respectively.
Earnings or Loss Per Unit ("EPU"). We determine basic EPU by dividing the net income or loss that is attributed, in accordance with the net income and loss allocation provisions of our partnership agreement, to limited partners under the two-class method, after deducting (i) any net income or loss of contributed subsidiaries that is attributable to Summit Investments, (ii) the general partner's 2% interest in net income or loss and (iii) any payment of IDRs, by the weighted-average number of limited partner units outstanding. Diluted EPU reflects the potential dilution that could occur if securities or other agreements to issue common units, such as unit-based compensation, were exercised, settled or converted into common units and included in the weighted-average number of units outstanding. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted EPU calculation, the impact is reflected by applying the treasury stock method.
Comprehensive Income or Loss. Comprehensive income or loss is the same as net income or loss for all periods presented.
Environmental Matters. We are subject to various federal, state and local laws and regulations relating to the protection of the environment. Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties or insurers are recorded as assets when their receipt is deemed probable.
Carve-Out Entities, Assets, Liabilities and Expenses. For drop down transactions involving entities that were carved out of other entities, the majority of the assets and liabilities allocated to the carve-out entity are specifically identified based on the original entity's existing divisional organization. Goodwill is allocated to the carve-out entity based on initial purchase accounting estimates. Revenues and depreciation and amortization are specifically

EX 99.2-16

EXHIBIT 99.2

identified based on the relationship of the carve-out entity to the original entity's existing divisional structure. Operation and maintenance and general and administrative expenses are allocated to the carve-out entity based on volume throughput.
For drop down transactions involving assets, liabilities and expenses that were carved out of other entities, the majority of the assets and liabilities allocated to the carve-out are specifically identified based on the original entity's existing divisional organization. Depreciation and amortization are specifically identified based on the relationship of the carve-out entity to the original entity's existing divisional structure. General and administrative expenses are allocated to the carve-out entity based on an allocation of Summit Investments' consolidated expenses.
Allocation of Certain Liabilities in Drop Downs. For drop down transactions involving assets for which their development was funded with debt incurred by SMP or its affiliates which was replaced with bank borrowings or debt capital at the Partnership, we allocate a portion of that debt, net of deferred loan costs, to the drop down assets during the common control period. Interest expense is allocated and recognized during the common control period. Any outstanding debt balance or principal is included in the calculation of the excess or deficit of acquired carrying value relative to consideration paid and recognized.
Recent Accounting Pronouncements. Accounting standard setters frequently issue new or revised accounting rules. We review new pronouncements to determine the impact, if any, on our financial statements. There are currently no recent pronouncements that have been issued that we believe may materially affect our financial statements, except as noted below.
In May 2014, the FASB released a joint revenue recognition standard, ASU No. 2014-09 Revenue From Contracts With Customers (Topic 606) ("ASU 2014-09"). Under ASU 2014-09, revenue will be recognized under a five-step model: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to performance obligations; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. In its original form, ASU 2014-09 was effective for fiscal years, and interim periods within those years, beginning after December 15, 2016; early adoption was not permitted.  In July 2015, the FASB reaffirmed the guidance in its April 2015 proposed ASU that defers for one year the effective date of the ASU 2014-09 for both public and nonpublic entities reporting under U.S. GAAP and allows early adoption as of the original effective date. We are currently in the process of evaluating the impact of this update.
In April 2015, the FASB issued ASU 2015-03. Under ASU 2015-03, entities that have historically presented debt issuance costs as an asset, related to a recognized debt liability, will be required to present those costs as a direct deduction from the carrying amount of that debt liability. This presentation will result in debt issuance cost being presented the same way debt discounts have historically been handled. In August 2015, the FASB amended ASU 2015-03 to address the presentation and subsequent measurement of debt issuance costs related to line of credit (“LOC”) arrangements. The amendment added a paragraph that states that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing deferred debt issuance costs ratably over the term of a LOC arrangement, regardless of whether there are outstanding borrowings under that LOC arrangement.  This new standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and interim and annual periods thereafter.  Early adoption is permitted. The adoption of this update has resulted in a reclassification from other noncurrent assets to long-term debt of the debt issuance costs associated with our senior notes. Debt issuance costs associated with our revolving credit facility will remain in other noncurrent assets. This ASU had no impact on interest expense, net income or loss, EPU or partners' capital.
In September 2015, the FASB issued ASU No. 2015-16 Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). Under ASU 2015-16, an acquirer would be required to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Further, the acquirer must record in the financial statements for the same period, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Entities must also present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. This new standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and interim and annual periods thereafter.  Early adoption is permitted. We are currently in the process of evaluating the impact of this update.

EX 99.2-17

EXHIBIT 99.2

In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). Among other changes, the amendments in ASU 2016-01 supersede the guidance to classify equity securities with readily determinable fair values into different categories and require equity securities to be measured at fair value with changes in the fair value recognized through net income. They also simplify the impairment assessment of equity investments without readily determinable fair values and require use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes. Under ASU 2016-01, an entity will be required to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, to separately present financial assets and financial liabilities by measurement category and form of financial asset. ASU 2016-01 also clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This new standard is effective for fiscal years, and interim periods within those years, beginning after December 31, 2017. Early adoption is permissible, but limited in application. The adoption of this new update could impact the fair value we disclose for certain financial instruments but is not expected to impact amounts recognized in the consolidated financial statements.

3. SEGMENT INFORMATION
As of December 31, 2015, our reportable segments are:

•	the Utica Shale, which includes our ownership interest in Ohio Gathering and also is served by Summit Utica;

•	the Williston Basin, which is served by Bison Midstream, Polar and Divide and Tioga Midstream;

•	the Piceance/DJ Basins, which is served by Grand River and Niobrara G&P;

•	the Barnett Shale, which is served by DFW Midstream; and

•	the Marcellus Shale, which is served by Mountaineer Midstream.
Each of our reportable segments provides midstream services in a specific geographic area. Our reportable segments reflect the way in which we internally report the financial information used to make decisions and allocate resources in connection with our operations.
As noted above, our investment in Ohio Gathering is included in the Utica Shale reportable segment. Segment assets for the Utica Shale includes the associated investment in equity method investees. Income or loss from equity method investees, as reflected on the statements of operations, solely relates to Ohio Gathering and is recognized and disclosed on a one-month lag (see Note 7). No other line items in the statements of operations or cash flows, as disclosed in the tables below, include results for our investment in Ohio Gathering.
In connection with the Polar and Divide Drop Down, we identified two reportable segments in the Williston Basin. For the second and third quarters of 2015, we reported the results of Bison Midstream in the Williston Basin – Gas reportable segment and those of Polar and Divide in the Williston Basin – Liquids reportable segment. In the fourth quarter of 2015, we changed how we manage and evaluate our operations in North Dakota. Prior to the fourth quarter of 2015, Bison Midstream and Polar and Divide were managed separately and their financial results were evaluated separately. In the fourth quarter of 2015, we began managing our North Dakota operations under a single management team and began reporting their financial results on a combined basis. As a result, we no longer distinguish between liquids and gas in the Williston Basin and now have one reportable segment, the Williston Basin reportable segment, representing those operations.
Corporate represents those assets and liabilities and revenues and expenses that are not specifically attributable to a reportable segment, not individually reportable, or that have not been allocated to our reportable segments. Beginning in the first quarter of 2015, we discontinued allocating certain general and administrative expenses, primarily salaries, benefits, incentive compensation and rent expense, to our operating segments.

EX 99.2-18

EXHIBIT 99.2

Assets by reportable segment follow.

	December 31,
	2015	2014	2013

	(In thousands)
Assets:
Utica Shale (1)	$886,224	$735,587	$—
Williston Basin	740,361	861,461	680,014
Piceance/DJ Basins	866,095	941,382	936,794
Barnett Shale	416,586	428,935	431,578
Marcellus Shale	233,116	243,884	214,379
Total reportable segment assets	3,142,382	3,211,249	2,262,765
Corporate	22,290	31,213	19,281
Total assets	$3,164,672	$3,242,462	$2,282,046
__________
(1) Represents the investment in equity method investees for Ohio Gathering (see Note 7) and total assets for Summit Utica.
For information on the sale or impairment of long-lived assets, other than goodwill, see Note 4. For information on goodwill by reportable segment, including goodwill impairments, see Note 6.
Revenues by reportable segment follow.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Revenues:
Utica Shale	$4,700	$190	$—
Williston Basin	98,929	109,807	81,501
Piceance/DJ Basins	180,418	161,477	129,747
Barnett Shale	88,042	93,001	105,324
Marcellus Shale	28,468	22,694	9,588
Total reportable segment revenues and total revenues	$400,557	$387,169	$326,160
Counterparties accounting for more than 10% of total revenues were as follows:

	Year ended December 31,
	2015	2014	2013

Percentage of total revenues (1):
Counterparty A - Piceance/DJ Basins	16%	18%	19%
Counterparty B - Piceance/DJ Basins	14%	*	*
Counterparty C - Barnett Shale	*	*	14%
__________
(1) Includes recognition of revenue that was previously deferred in connection with minimum volume commitments (see Notes 2 and 8).
* Less than 10%

EX 99.2-19

EXHIBIT 99.2

Depreciation and amortization, including the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues, by reportable segment follows.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Depreciation and amortization:
Utica Shale	$1,417	$—	$—
Williston Basin	31,376	24,027	16,669
Piceance/DJ Basins	47,433	42,959	36,185
Barnett Shale	16,392	16,601	14,961
Marcellus Shale	8,682	7,648	3,998
Total reportable segment depreciation and amortization	105,300	91,235	71,813
Corporate	603	587	451
Total depreciation and amortization	$105,903	$91,822	$72,264
Capital expenditures by reportable segment follow.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Capital expenditures:
Utica Shale	$94,994	$24,787	$—
Williston Basin	147,477	227,283	129,236
Piceance/DJ Basins	21,144	42,417	88,104
Barnett Shale	6,875	14,567	29,534
Marcellus Shale	1,306	33,866	1,822
Total reportable segment capital expenditures	271,796	342,920	248,696
Corporate	429	460	930
Total capital expenditures	$272,225	$343,380	$249,626
We assess the performance of our reportable segments based on segment adjusted EBITDA. We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) impairments and (vi) other noncash expenses or losses, less other noncash income or gains. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, plus amortization for deferred contract costs multiplied by our ownership interest in Ohio Gathering during the respective period.

EX 99.2-20

EXHIBIT 99.2

Segment adjusted EBITDA by reportable segment follows.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Reportable segment adjusted EBITDA:
Utica Shale (1)	$35,873	$6,176	$—
Williston Basin	34,008	30,009	17,350
Piceance/DJ Basins	110,222	110,763	79,687
Barnett Shale	59,526	60,528	69,473
Marcellus Shale	23,214	15,940	6,333
Total reportable segment adjusted EBITDA	$262,843	$223,416	$172,843
__________
(1) Includes our proportional share of adjusted EBITDA for Ohio Gathering and is reflected as the proportional adjusted EBITDA for equity method investees in the reconciliation of income or loss before income taxes to segment adjusted EBITDA.
A reconciliation of (loss) income before income taxes to total reportable segment adjusted EBITDA follows.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Reconciliation of income (loss) before income taxes to segment adjusted EBITDA:
(Loss) income before income taxes	$(216,268)	$(29,802)	$47,737
Add:
Allocated corporate expenses	27,352	15,441	10,153
Interest expense	59,092	48,586	21,314
Depreciation and amortization	105,903	91,822	72,264
Proportional adjusted EBITDA for equity method investees	33,667	6,006	—
Adjustments related to MVC shortfall payments	(11,902)	26,565	17,025
Unit-based and noncash compensation	7,017	5,841	4,242
Loss on asset sales	42	442	113
Long-lived asset impairment	9,305	5,505	—
Goodwill impairment	248,851	54,199	—
Less:
Interest income	2	4	5
Gain on asset sales	214	—	—
Impact of purchase price adjustment	—	1,185	—
Total reportable segment adjusted EBITDA	$262,843	$223,416	$172,843
Segment adjusted EBITDA excludes the effect of allocated corporate expenses, such as certain general and administrative expenses (including compensation-related expenses and professional services fees), transaction costs, interest expense and income tax expense.
Adjustments related to MVC shortfall payments account for:

•	the net increases or decreases in deferred revenue for MVC shortfall payments and

•
our inclusion of expected annual MVC shortfall payments. We include a proportional amount of these historical or expected MVC shortfall payments in each quarter prior to the quarter in which we actually recognize the shortfall payment. These adjustments have not been billed to our customers and are not recognized in our consolidated financial statements.

EX 99.2-21

EXHIBIT 99.2

Adjustments related to MVC shortfall payments by reportable segment follow.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Adjustments related to MVC shortfall payments:
Williston Basin	$11,870	$10,743	$3,600
Piceance/DJ Basins	(21,590)	15,194	12,395
Barnett Shale	(2,182)	628	1,030
Total adjustments related to MVC shortfall payments	$(11,902)	$26,565	$17,025

4. PROPERTY, PLANT, AND EQUIPMENT, NET
Details on property, plant, and equipment follow.

	December 31,
	2015	2014

	(In thousands)
Gathering and processing systems and related equipment	$1,883,139	$1,630,250
Construction in progress	75,132	48,500
Land and line fill	11,055	11,057
Other	32,427	58,375
Total	2,001,753	1,748,182
Less accumulated depreciation	188,970	125,542
Property, plant, and equipment, net	$1,812,783	$1,622,640
During 2015 and 2014, we identified certain events, facts and circumstances which indicated that certain of our property, plant and equipment could be impaired. (There were no impairment indicators during 2013.) As such, we reviewed the assets that had been identified as potentially impaired and estimated the fair value of the identified property, plant and equipment using a market-based approach. For the assets which had fair values below their carrying value, we recognized the following long-lived asset impairments, by segment.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Long-lived asset impairment:
Williston Basin	$7,554	$—	$—
Barnett Shale	531	5,505	—
Piceance/DJ Basins	1,220	—	—
Our impairment determinations, in the context of these reviews, involved significant assumptions and judgments. Differing assumptions regarding any of these inputs could have a significant effect on the various valuations. As such, the fair value measurements utilized within these estimates are classified as non-recurring Level 3 measurements in the fair value hierarchy because they are not observable from objective sources. Due to the volatility of the inputs used, we cannot predict the likelihood of any future impairment.
During the fourth quarters of 2015 and 2014, we identified a need to evaluate the goodwill associated with certain of our gathering systems (see Note 6). In connection with these evaluations, we also evaluated the related property, plant and equipment associated therewith for impairment and concluded that no impairment was necessary.

EX 99.2-22

EXHIBIT 99.2

Depreciation expense and capitalized interest follow.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Depreciation expense	$63,915	$53,064	$37,947
Capitalized interest	3,372	4,646	6,690

5. AMORTIZING INTANGIBLE ASSETS AND UNFAVORABLE GAS GATHERING CONTRACT
Details regarding our intangible assets and the unfavorable gas gathering contract (included in other noncurrent liabilities), all of which are subject to amortization, follow.

	December 31, 2015
	Useful lives (In years)	Gross carrying amount	Accumulated amortization	Net

		(Dollars in thousands)
Favorable gas gathering contracts	18.7	$24,195	$(9,534)	$14,661
Contract intangibles	12.5	426,464	(111,052)	315,412
Rights-of-way	26.3	150,143	(18,906)	131,237
Total intangible assets		$600,802	$(139,492)	$461,310

Unfavorable gas gathering contract	10.0	$10,962	$(6,077)	$4,885

	December 31, 2014
	Useful lives (In years)	Gross carrying amount	Accumulated amortization	Net

		(Dollars in thousands)
Favorable gas gathering contracts	18.7	$24,195	$(8,056)	$16,139
Contract intangibles	12.5	426,464	(75,713)	350,751
Rights-of-way	27.0	135,435	(13,043)	122,392
Total intangible assets		$586,094	$(96,812)	$489,282

Unfavorable gas gathering contract	10.0	$10,962	$(5,385)	$5,577
During the fourth quarters of 2015 and 2014, we identified a need to evaluate the goodwill associated with certain of our gathering systems (see Note 6). In connection with these evaluations, we also evaluated the related intangible assets associated therewith for impairment and concluded that no impairment was necessary.
We recognized amortization expense in other revenues as follows:

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Amortization expense – favorable gas gathering contracts	$(1,478)	$(1,741)	$(2,078)
Amortization expense – unfavorable gas gathering contract	692	797	1,046

EX 99.2-23

EXHIBIT 99.2

We recognized amortization expense in costs and expenses as follows:

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Amortization expense – contract intangibles	$35,339	$32,554	$28,654
Amortization expense – rights-of-way	5,863	5,260	4,631
The estimated aggregate annual amortization expected to be recognized as of December 31, 2015 for each of the five succeeding fiscal years follows.

	Intangible assets	Unfavorable gas gathering contract

	(In thousands)
2016	$43,108	$924
2017	41,959	1,047
2018	41,413	1,035
2019	41,659	1,045
2020	44,305	834

6. GOODWILL
Recorded goodwill is related to the original acquisitions of the Grand River, Bison Midstream, Polar and Divide and Mountaineer Midstream systems. The assets acquired in the Polar and Divide Drop Down were carved out of Meadowlark Midstream. As such, we elected to apply the historical cost approach to determine the amount of goodwill to assign to the Polar and Divide reporting unit. Our procedures indicated that the remaining goodwill balance at Meadowlark Midstream immediately prior to the Polar and Divide Drop Down was entirely attributable to the Polar and Divide reporting unit.
A rollforward of goodwill by reportable segment and in total follows.

	Piceance/DJ Basins	Williston Basin	Marcellus Shale	Total

	(In thousands)
Goodwill, January 1, 2014	$45,478	$257,572	$16,211	$319,261
Goodwill impairment	—	(54,199)	—	(54,199)
Goodwill, December 31, 2014	45,478	203,373	16,211	265,062
Goodwill impairment	(45,478)	(203,373)	—	(248,851)
Goodwill, December 31, 2015	$—	$—	$16,211	$16,211
Accumulated goodwill impairments by reportable segment for those reporting units that have previously recognized goodwill follow.

	December 31,
	2015	2014	2013

	(In thousands)
Accumulated goodwill impairment:
Piceance/DJ Basins	$45,478	$—	$—
Williston Basin	257,572	54,199	—
Total accumulated goodwill impairment	$303,050	$54,199	$—
As discussed in Note 2, we evaluate goodwill for impairment annually on September 30 and whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

EX 99.2-24

EXHIBIT 99.2

2014 Annual Impairment Evaluation. In September 2014, we performed our annual goodwill impairment testing as of September 30 using a combination of the income and market approaches. We determined that the fair value of the Grand River, Mountaineer Midstream and Polar and Divide reporting units substantially exceeded their carrying value, including goodwill. We also determined that the fair value of the Bison Midstream reporting unit exceeded its carrying value. However, it did not exceed its carrying value, including goodwill, by a substantial amount. Because the fair value of each reporting unit exceeded its carrying value, including goodwill, there were no associated impairments of goodwill in connection with our 2014 annual goodwill impairment test.
Fourth Quarter 2014 Goodwill Impairment. During the latter part of the fourth quarter of 2014, the declines in prices for natural gas, NGLs and crude oil accelerated, negatively impacting producers in each of our areas of operation. As a result, we considered whether the goodwill associated with our Grand River, Mountaineer Midstream, Polar and Divide and Bison Midstream reporting units could have been impaired. Our assessments related to Grand River and Mountaineer Midstream did not result in an indication that the associated goodwill had been impaired.
Our assessment related to the Polar and Divide and Bison Midstream reporting units did result in an indication that the associated goodwill could have been impaired. We noted that both reporting units were impacted by the recent price declines. We also noted that a key Bison Midstream customer announced that it was delaying its previously announced drilling plans which caused SMLP to reduce its forecasted volume assumption. The impact of these events increased the likelihood that the goodwill associated with the Polar and Divide and Bison Midstream reporting units could have been impaired. As such, we concluded that a triggering event occurred during the fourth quarter of 2014 requiring that we test the goodwill associated with these reporting units for impairment.
In connection therewith, we reperformed our step one analyses for each as of December 31, 2014. To estimate the fair value of the reporting units, we utilized two valuation methodologies: the market approach and the income approach.
The results of our step one goodwill impairment testing indicated that the fair value of the Polar and Divide reporting unit exceeded its carrying value, including goodwill as of December 31, 2014. As a result, there was no associated impairment of goodwill in connection with the fourth quarter 2014 triggering event.
The results of our step one goodwill impairment testing indicated that the fair value of the Bison Midstream reporting unit was below its carrying value, including goodwill as of December 31, 2014. As a result, we performed step two of the goodwill impairment test.
To perform step two, we first determined the fair values of the identifiable assets and liabilities. Significant assumptions utilized in the determination of the fair value of each reporting unit's individual assets and liabilities included the determination of discount rate and contributory asset charge utilized in our calculation of the fair value of our contract intangibles, expected levels of throughput volume and associated capital expenditures and commodity prices.
In the first quarter of 2015, we finalized our calculations of the fair values of the identified assets and liabilities in step two of the December 31, 2014 goodwill impairment testing for the Bison Midstream reporting unit. This process confirmed the preliminary goodwill impairment of $54.2 million that was recognized as of December 31, 2014.
2015 Annual Impairment Evaluation. We performed our annual goodwill impairment testing as of September 30, 2015 using a combination of the income and market approaches. We determined that the fair value of the Grand River, Mountaineer Midstream and Polar and Divide reporting units exceeded their carrying value, including goodwill. Because the fair value of each reporting unit exceeded its carrying value, including goodwill, there were no associated impairments of goodwill in connection with our 2015 annual goodwill impairment test.
Fourth Quarter 2015 Goodwill Impairments. During the latter part of the fourth quarter of 2015 and the early part of the first quarter of 2016, the declines in forward prices for natural gas, NGLs and crude oil accelerated significantly. As a result, the energy sector's public debt and equity market experienced increased volatility, particularly for comparable companies operating in the midstream services sector. Additionally, during this period, the values of our publicly traded equity and debt instruments decreased as did those of comparable midstream companies.
Due to (i) the increased market volatility, (ii) the decrease in market values of comparable companies, (iii) the continued trend of falling commodity prices and (iv) the finalization of our annual financial and operating plans which took into account changes resulting from expected levels of drilling activity, we concluded that a triggering event occurred during the fourth quarter of 2015 requiring that we test the goodwill associated with our Grand River and Polar and Divide reporting units. Our assessment related to Mountaineer Midstream did not result in an indication that a triggering event had occurred for Mountaineer Midstream.

EX 99.2-25

EXHIBIT 99.2

In connection therewith, we updated our step one analyses as of December 31, 2015. These updated analyses indicated that the carrying values for Grand River and Polar and Divide exceeded their estimated fair values. As a result, we then performed step two of the goodwill impairment test for both reporting units.
To perform step two, we first determined the estimated fair values of the identifiable assets and liabilities. Significant assumptions utilized in the determination of the fair value of each reporting unit's individual assets and liabilities included the determination of discount rate taking into consideration company-specific risks and contributory asset charge utilized in our contract intangibles, expected levels of throughput volume and associated capital expenditures.
Our preliminary estimates of the fair values of the identified assets and liabilities calculated in step two indicated that all of the associated goodwill for both reporting units had been impaired. As such, we recorded an estimated goodwill impairment of $45.5 million for Grand River and $203.4 million for Polar and Divide. These amounts represent our estimate of impairment pending finalization of the fair value calculations. We expect finalization to occur in the first quarter of 2016.
Fair Value Measurement. Our impairment determinations, in the context of (i) our annual impairment evaluations and (ii) our other-than-annual impairment evaluations involved significant assumptions and judgments, as discussed above. Differing assumptions regarding any of these inputs could have a significant effect on the various valuations. As such, the fair value measurements utilized within these models are classified as non-recurring Level 3 measurements in the fair value hierarchy because they are not observable from objective sources. Due to the volatility of the inputs used, we cannot predict the likelihood of any future impairment.

7. EQUITY METHOD INVESTMENTS
Ohio Gathering owns, operates and is currently developing midstream infrastructure consisting of a liquids-rich natural gas gathering system, a dry natural gas gathering system and a condensate stabilization facility in the Utica Shale Play in southeastern Ohio. Ohio Gathering provides gathering services pursuant to primarily long-term, fee-based gathering agreements, which include acreage dedications.
In January 2014, Summit Investments acquired a 1.0% ownership interest in Ohio Gathering from Blackhawk Midstream, LLC ("Blackhawk") for $190.0 million. Concurrent with this acquisition, Summit Investments made an $8.4 million capital contribution to Ohio Gathering to maintain its 1.0% ownership interest.
The ownership interest Summit Investments acquired from Blackhawk included an option to increase the holder's ownership interest in Ohio Gathering to 40.0% (the "Option"). In May 2014, Summit Investments exercised the Option to increase its ownership to 40.0% (the "Option Exercise") and made the following payments (i) $326.6 million of capital contribution true-ups, (ii) $50.4 million of additional capital contributions to maintain its 40.0% ownership interest, and (iii) $5.4 million of management fee payments that were recognized as capital contributions in its Ohio Gathering capital accounts. Concurrent with and subsequent to the Option Exercise, the non-affiliated owners have retained their respective 60.0% ownership interest in Ohio Gathering (the "Non-affiliated Owners").
Summit Investments accounted for its initial ownership interests in Ohio Gathering under the cost method due to its ownership percentage and because it determined that it was not the primary beneficiary. Subsequent to the Option Exercise, Summit Investments accounted for its ownership interests in Ohio Gathering as equity method investments because it had joint control with the Non-affiliated Owners, which gave it significant influence. This shift from the cost method to the equity method required that Summit Investments retrospectively reflect its investment in Ohio Gathering and the associated results of operations as if it had been utilizing the equity method since the inception of its investment.
Summit Investments recognized the $190.0 million that it paid to Blackhawk as an investment in Ohio Gathering at inception. In addition, Ohio Gathering had assigned a value of $7.5 million to the Option, recognized it initially as an asset and concurrently attributed the value of the Option to Blackhawk's capital account. Upon acquiring Blackhawk's interest, the Option was reclassified from Blackhawk's capital account to Summit Investments' capital account in Ohio Gathering's records. Neither of these transactions involved a flow of funds to or from Ohio Gathering. As such, they created a basis difference between its recorded investment in equity method investees and that recognized and attributed to Summit Investments by Ohio Gathering. In accordance with the retrospective recognition triggered by the Option Exercise, in February 2014, Summit Investments began amortizing these basis differences over the weighted-average remaining life of the contracts underlying Ohio Gathering's operations. The impact of amortizing these two basis differences resulted in a net decrease to Summit Investments' investment in equity method investees.

EX 99.2-26

EXHIBIT 99.2

Subsequent to the Option Exercise, Summit Investments continued to make capital contributions to Ohio Gathering along with receiving distributions such that it maintained its 40.0% ownership interest through the 2016 Drop Down. Subsequent to the 2016 Drop Down, SMLP began making contributions and receiving distributions and will also continue amortizing the two basis differences, as noted above.

A rollforward of the investment in equity method investees follows.

	2015	2014

	(In thousands)
Investment in equity method investees, January 1	$706,172	$—
Cash contributions	86,200	145,131
Cash distributions	(34,641)	(2,992)
Gain (loss) from equity method investees	6,790	(4,472)
Amortization of basis difference in equity method investees	(13,353)	(12,240)
Acquisition of initial interest in Ohio Gathering	—	190,000
January 2014 initial cash contribution	—	8,360
Option Exercise	—	382,385
Investment in equity method investees, December 31	751,168	706,172
December cash distributions	3,472	—
December cash contributions	—	(20,420)
Basis difference	(156,888)	(170,241)
Investment in equity method investees, net of basis difference, November 30	$597,752	$515,511
The following table presents summarized balance sheet information for Ohio Gathering.

	November 30,
	2015	2014

	(In thousands)
Total assets	$1,510,075	$1,341,007
Total liabilities	59,313	95,391
Members' equity	1,450,762	1,245,616
The following table presents summarized statements of operations information for Ohio Gathering for the twelve months ended November 30, 2015 and for the period of ownership in 2014.

	Twelve months ended November 30, 2015	Ten months ended November 30, 2014

	(In thousands)
Total revenues	$130,090	$45,313
Total operating expenses	112,581	66,374
Net income (loss)	16,803	(21,061)

8. DEFERRED REVENUE
The majority of our gas gathering agreements provide for a monthly, quarterly or annual MVC from our customers. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable gathering or processing fee.

EX 99.2-27

EXHIBIT 99.2

Many of our gas gathering agreements contain provisions that can reduce or delay the cash flows that we expect to receive from our MVCs to the extent that a customer's actual throughput volumes are above or below its MVC for the applicable contracted measurement period. These provisions include the following:

•
To the extent that a customer's throughput volumes are less than its MVC for the applicable period and the customer makes a shortfall payment, it may be entitled to an offset in one or more subsequent periods to the extent that its throughput volumes in subsequent periods exceed its MVC for those periods. In such a situation, we would not receive gathering fees on throughput in excess of that customer's MVC (depending on the terms of the specific gas gathering agreement) to the extent that the customer had made a shortfall payment with respect to one or more preceding measurement periods (as applicable).

•
To the extent that a customer's throughput volumes exceed its MVC in the applicable contracted measurement period, it may be entitled to apply the excess throughput against its aggregate MVC, thereby reducing the period for which its annual MVC applies. As a result of this mechanism, the weighted-average remaining period for which our MVCs apply will be less than the weighted-average of the original stated contract terms of our MVCs.

•
To the extent that certain of our customers' throughput volumes exceed its MVC for the applicable period, there is a crediting mechanism that allows the customer to build a bank of credits that it can utilize in the future to reduce shortfall payments owed in subsequent periods, subject to expiration if there is no shortfall in subsequent periods. The period over which this credit bank can be applied to future shortfall payments varies, depending on the particular gas gathering agreement.

A rollforward of current deferred revenue follows.

	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total current

	(In thousands)
Current deferred revenue, January 1, 2014	$—	$—	$1,555	$1,555
Additions	—	—	2,610	2,610
Less revenue recognized	—	—	1,788	1,788
Current deferred revenue, December 31, 2014	—	—	2,377	2,377
Additions	—	2,743	677	3,420
Less revenue recognized	—	2,743	2,377	5,120
Current deferred revenue, December 31, 2015	$—	$—	$677	$677
A rollforward of noncurrent deferred revenue follows.

	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total noncurrent

	(In thousands)
Noncurrent deferred revenue, January 1, 2014	$6,389	$23,294	$—	$29,683
Additions	10,743	14,813	—	25,556
Noncurrent deferred revenue, December 31, 2014	17,132	38,107	—	55,239
Additions	11,897	12,765	—	24,662
Less revenue recognized	27	34,388	—	34,415
Noncurrent deferred revenue, December 31, 2015	$29,002	$16,484	$—	$45,486
In September 2015, we determined that it would be remote for a certain Piceance/DJ Basins customer to ship volumes in excess of its MVC such that it could recover certain previous MVC shortfall payments, which had been recorded as deferred revenue, as an offset to future gathering fees. We based this determination on public statements by the customer regarding future drilling and investment plans in the area covered by the MVC contract. Due to the remote nature of having to perform any services associated with the previously deferred gathering revenue, we evaluated (i) the terms of the customer contract, (ii) the capacity of the central receipt points for throughput volumes covered by the MVC contract and (iii) the size of the area of mutual interest ("AMI"), including the number of drilling locations to determine what amount of previously deferred gathering revenue had met the criteria for revenue recognition. Our evaluation resulted in the recognition of $34.4 million of gathering services and related fees revenue that had been previously deferred with a corresponding reduction to deferred revenue. This

EX 99.2-28

EXHIBIT 99.2

represents recognition of amounts deferred up to the September 2015 event triggering the conclusion that the associated shortfall payments should be recognized as revenue.
As of December 31, 2015, accounts receivable included $12.7 million of shortfall billings related to MVC arrangements that can be utilized to offset gathering fees in subsequent periods.

9. DEBT
Debt consisted of the following:

	December 31,
	2015	2014

	(In thousands)
Summit Holdings variable rate senior secured revolving credit facility (2.93% at December 31, 2015 and 2.67% at December 31, 2014) due November 2018	$344,000	$208,000
Summit Holdings 5.50% Senior unsecured notes due August 2022	300,000	300,000
Less unamortized deferred loan costs (1)	(4,139)	(4,773)
Summit Holdings 7.50% Senior unsecured notes due July 2021	300,000	300,000
Less unamortized deferred loan costs (1)	(5,091)	(6,020)
SMP Holdings variable rate senior secured revolving credit facility (2.43% at December 31, 2015 and 2.17% at December 31, 2014) due February 2019 (2)	115,000	35,000
SMP Holdings variable rate senior secured term loan (2.43% at December 31, 2015 and 2.17% at December 31, 2014) due May 2017 (2)	217,500	400,000
Total long-term debt	$1,267,270	$1,232,207
__________
(1)  Issuance costs are being amortized over the life of the notes.
(2) Debt was allocated to the 2016 Drop Down Assets prior to the closing of the 2016 Drop Down but was retained by Summit Investments after Initial Close.
The aggregate amount of debt maturing during each of the years after December 31, 2015 are as follows:

Debt
(In thousands)
2016	$—
2017 (1)	217,500
2018	344,000
2019 (1)	115,000
2020	—
Thereafter	600,000
Total long-term debt	$1,276,500
__________
(1) Debt was allocated to the 2016 Drop Down Assets prior to the closing of the 2016 Drop Down but was retained by Summit Investments after Initial Close.
Revolving Credit Facility. Summit Holdings has a senior secured revolving credit facility which allows for revolving loans, letters of credit and swingline loans (the "revolving credit facility"). The revolving credit facility has a $700.0 million borrowing capacity, matures in November 2018, and includes a $200.0 million accordion feature.
Borrowings under the revolving credit facility bear interest at the London Interbank Offered Rate ("LIBOR") or an Alternate Base Rate ("ABR") plus an applicable margin ranging from 0.75% to 1.75% for ABR borrowings and 1.75% to 2.75% for LIBOR borrowings, with the commitment fee ranging from 0.30% to 0.50% in each case based on our relative leverage at the time of determination. At December 31, 2015, the applicable margin under LIBOR borrowings was 2.50%, the interest rate was 2.93% and the unused portion of the revolving credit facility totaled $356.0 million (subject to a commitment fee of 0.50%).
The revolving credit facility contains affirmative and negative covenants customary for credit facilities of its size and nature that, among other things, limit or restrict the ability to: (i) incur additional debt; (ii) make investments; (iii)

EX 99.2-29

EXHIBIT 99.2

engage in certain mergers, consolidations, acquisitions or sales of assets; (iv) enter into swap agreements and power purchase agreements; (v) enter into leases that would cumulatively obligate payments in excess of $30.0 million over any 12-month period; and (vi) prohibits the payment of distributions by Summit Holdings if a default then exists or would result therefrom, and otherwise limits the amount of distributions Summit Holdings can make. In addition, the revolving credit facility requires Summit Holdings to maintain a ratio of consolidated trailing 12-month earnings before interest, income taxes, depreciation and amortization ("EBITDA," as defined in the credit agreement) to net interest expense of not less than 2.5 to 1.0 (as defined in the credit agreement) and a ratio of total net indebtedness to consolidated trailing 12-month EBITDA of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to 270 days following certain acquisitions. Additionally, the total leverage ratio upper limit can be increased from 5.0 to 1.0 to 5.5 to 1.0 at our option, subject to the inclusion of a senior secured leverage ratio (senior secured net indebtedness to consolidated trailing 12-month EBITDA, as defined in the credit agreement) upper limit of 3.75 to 1.0.
On February 25, 2016, we closed on an amendment to the revolving credit facility, which became effective concurrent with the March 3, 2016 closing of the 2016 Drop Down. In connection with this amendment, (i) the revolving credit facility's borrowing capacity increased from $700.0 million to $1.25 billion, (ii) a new investment basket allowing the Co-Issuers (as defined below) to buy back up to $100.0 million of our outstanding senior unsecured notes was included (iii) the total leverage ratio was increased to 5.50 to 1.0 through December 31, 2016 and (iv) various amendments were approved to facilitate the 2016 Drop Down. There was no change to the pricing or the maturity date of the revolving credit facility in connection with this amendment.
As of December 31, 2015, we were in compliance with the revolving credit facility's covenants. There were no defaults or events of default during the year ended December 31, 2015.
Guarantees at December 31, 2015. As of December 31, 2015, the revolving credit facility was secured by the membership interests of Summit Holdings and those of its subsidiaries and substantially all of Summit Holdings' and its then-subsidiaries' assets were pledged as collateral under the revolving credit facility. Additionally, the revolving credit facility, and Summit Holdings' obligations, were guaranteed by SMLP and each of its subsidiaries.
Guarantee Subsequent Event. Following the 2016 Drop Down in March 2016, OpCo GP, OpCo, Summit Utica, Meadowlark Midstream and Tioga Midstream became subsidiary guarantors of the revolving credit facility and the Senior Notes (as defined below). On August 5, 2016, a consent and waiver agreement to the revolving credit facility was executed effective March 30, 2016 which removed the guarantees of OpCo, Summit Utica, Meadowlark Midstream and Tioga Midstream ("Non-Guarantor Subsidiaries"). Following execution of the consent and waiver agreement, the Guarantor Subsidiaries group included Bison Midstream and its subsidiaries, Grand River and its subsidiary, DFW Midstream Services and OpCo GP. For additional information, see Note 17.
Senior Notes. In July 2014, Summit Holdings and its 100% owned finance subsidiary, Summit Midstream Finance Corp. ("Finance Corp.," together with Summit Holdings, the "Co-Issuers"), co-issued $300.0 million of 5.50% senior unsecured notes maturing August 15, 2022 (the "5.5% senior notes"). In June 2013, the Co-Issuers co-issued $300.0 million of 7.50% senior unsecured notes maturing July 1, 2021 (the "7.5% senior notes" and together with the 5.5% senior notes, the "Senior Notes").
Guarantees at December 31, 2015. As of December 31, 2015, Bison Midstream and its subsidiaries, Grand River and its subsidiary and DFW Midstream Services (collectively, the "Guarantor Subsidiaries") and SMLP have fully and unconditionally and jointly and severally guaranteed the Senior notes. SMLP has no independent assets or operations. Summit Holdings has no assets or operations other than its ownership of its wholly owned subsidiaries and activities associated with its borrowings under the revolving credit facility and the Senior Notes. Finance Corp. has no assets or operations and was formed for the sole purpose of being a co-issuer of certain of Summit Holdings' indebtedness, including the Senior Notes. There are no significant restrictions on the ability of SMLP or Summit Holdings to obtain funds from its subsidiaries by dividend or loan.
Guarantee Subsequent Event. As noted above, a consent and waiver agreement was executed in August 2016 with an effective date of March 30, 2016 which removed the guarantees of Non-Guarantor Subsidiaries from the Senior Notes. Following execution of the consent and waiver agreement, the Senior Notes are guaranteed by SMLP, Bison Midstream and its subsidiaries, Grand River and its subsidiary, DFW Midstream Services and OpCo GP.
5.5% Senior Notes. We will pay interest on the 5.5% senior notes semi-annually in cash in arrears on February 15 and August 15 of each year, commencing February 15, 2015. The 5.5% senior notes are senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior obligations. The 5.5% senior notes are effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the

EX 99.2-30

EXHIBIT 99.2

collateral securing such indebtedness. We used the proceeds from the issuance of the 5.5% senior notes to repay a portion of the balance outstanding under our revolving credit facility.
At any time prior to August 15, 2017, the Co-Issuers may redeem up to 35% of the aggregate principal amount of the 5.5% senior notes at a redemption price of 105.500% of the principal amount of the 5.5% senior notes, plus accrued and unpaid interest, if any, to the redemption date, with an amount not greater than the net cash proceeds of certain equity offerings. On and after August 15, 2017, the Co-Issuers may redeem all or part of the 5.5% senior notes at a redemption price of 104.125% (with the redemption premium declining ratably each year to 100.000% on and after August 15, 2020), plus accrued and unpaid interest, if any. Debt issuance costs of $5.1 million are being amortized over the life of the senior notes.
The 5.5% senior notes' indenture restricts SMLP’s and the Co-Issuers’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem subordinated debt; (iii) make payments on subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) sell or otherwise dispose of a portion of their assets; (vii) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject to a number of important exceptions and qualifications. At any time when the senior notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default under the indenture has occurred and is continuing, many of these covenants will terminate.
The 5.5% senior notes' indenture provides that each of the following is an event of default: (i) default for 30 days in the payment when due of interest on the 5.5% senior notes; (ii) default in the payment when due of the principal of, or premium, if any, on the 5.5% senior notes; (iii) failure by the Co-Issuers or SMLP to comply with certain covenants relating to mergers and consolidations, change of control or asset sales; (iv) failure by SMLP for 180 days after notice to comply with certain covenants relating to the filing of reports with the SEC; (v) failure by the Co-Issuers or SMLP for 30 days after notice to comply with any of the other agreements in the indenture; (vi) specified defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by SMLP or any of its restricted subsidiaries (or the payment of which is guaranteed by SMLP or any of its restricted subsidiaries); (vii) failure by SMLP or any of its restricted subsidiaries to pay certain final judgments aggregating in excess of $20.0 million; (viii) except as permitted by the indenture, any guarantee of the senior notes shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee of the senior notes; and (ix) certain events of bankruptcy, insolvency or reorganization described in the indenture. In the case of an event of default as described in the foregoing clause (ix), all outstanding 5.5% senior notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding 5.5% senior notes may declare all the 5.5% senior notes to be due and payable immediately.
As of December 31, 2015, we were in compliance with the covenants of the 5.5% senior notes and there were no defaults or events of default during the year ended December 31, 2015.
7.5% Senior Notes. The 7.5% senior notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.
We pay interest on the 7.5% senior notes semi-annually in cash in arrears on January 1 and July 1 of each year. The 7.5% senior notes are senior, unsecured obligations and rank equally in right of payment with all of our existing and future senior obligations. The 7.5% senior notes are effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the collateral securing such indebtedness. We used the proceeds from the issuance of the 7.5% senior notes to repay a portion of the balance outstanding under our revolving credit facility.
Effective as of April 7, 2014, all of the holders of our 7.5% senior notes exchanged their unregistered senior notes and the guarantees of those notes for registered notes and guarantees. The terms of the registered senior notes are substantially identical to the terms of the unregistered senior notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered senior notes do not apply to the registered senior notes.
At any time prior to July 1, 2016, the Co-Issuers may redeem up to 35% of the aggregate principal amount of the 7.5% senior notes at a redemption price of 107.500% of the principal amount of the 7.5% senior notes, plus accrued and unpaid interest, if any, to the redemption date, with an amount not greater than the net cash proceeds of certain equity offerings. On and after July 1, 2016, the Co-Issuers may redeem all or part of the 7.5% senior notes at a redemption price of 105.625% (with the redemption premium declining ratably each year to 100.000% on

EX 99.2-31

EXHIBIT 99.2

and after July 1, 2019), plus accrued and unpaid interest, if any. Debt issuance costs of $7.4 million are being amortized over the life of the senior notes.
The 7.5% senior notes indenture restricts SMLP’s and the Co-Issuers’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem subordinated debt; (iii) make payments on subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) sell or otherwise dispose of a portion of their assets; (vii) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject to a number of important exceptions and qualifications. At any time when the senior notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default under the indenture has occurred and is continuing, many of these covenants will terminate.
The 7.5% senior notes indenture provides that each of the following is an event of default: (i) default for 30 days in the payment when due of interest on the 7.5% senior notes; (ii) default in the payment when due of the principal of, or premium, if any, on the 7.5% senior notes; (iii) failure by the Co-Issuers or SMLP to comply with certain covenants relating to mergers and consolidations, change of control or asset sales; (iv) failure by SMLP for 180 days after notice to comply with certain covenants relating to the filing of reports with the SEC; (v) failure by the Co-Issuers or SMLP for 30 days after notice to comply with any of the other agreements in the indenture; (vi) specified defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by SMLP or any of its restricted subsidiaries (or the payment of which is guaranteed by SMLP or any of its restricted subsidiaries); (vii) failure by SMLP or any of its restricted subsidiaries to pay certain final judgments aggregating in excess of $20.0 million; (viii) except as permitted by the indenture, any guarantee of the senior notes shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee of the 7.5% senior notes; and (ix) certain events of bankruptcy, insolvency or reorganization described in the indenture. In the case of an event of default as described in the foregoing clause (ix), all outstanding 7.5% senior notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding 7.5% senior notes may declare all the 7.5% senior notes to be due and payable immediately.
As of December 31, 2015, we were in compliance with the covenants for the 7.5% senior notes and there were no defaults or events of default during the year ended December 31, 2015.
SMP Holdings Credit Facility. In March 2013, SMP Holdings closed on a $150.0 million senior secured revolving credit facility (the "SMP Revolving Credit Facility") and a $200.0 million senior secured term loan (the "Term Loan" and, collectively with the SMP Revolving Credit Facility, the "SMP Holdings Credit Facility"). Borrowings under the SMP Holdings Credit Facility incurred interest at LIBOR or a base rate (as defined in the SMP Holdings Credit Facility) plus an applicable margin. Because the funding was used to support the development of the 2016 Drop Down Assets, Summit Investments allocated the SMP Holdings Credit Facility to the Partnership during the years ended December 31, 2015, 2014 and 2013.
In February 2014, SMP Holdings closed on an amendment and restatement of the SMP Holdings Credit Facility whereby it:

(i)	increased the borrowing capacity from $150.0 million to $250.0 million;

(ii)	extended the maturity date from March 2018 to February 2019;

(iii)	added a $100.0 million revolving credit facility accordion feature and a $400.0 million term loan accordion;

(iv)
reduced the leverage-based pricing grid by 0.75% from a range of 2.75% to 3.75% to a new range of 2.00% to 3.00% for LIBOR borrowings and from a range of 1.75% to 2.75% to a new range of 1.00% to 2.00% for alternate base rate borrowings;

(v)	changed the commitment fee from 0.50% to a leverage-based range of 0.30% to 0.50%; and

(vi)
increased the maximum total leverage ratio from 4.0 to 1.0 to 5.0 to 1.0 and from not more than 5.0 to 1.0 to 5.5 to 1.0 for up to 270 days following certain acquisitions, or material projects or, at its option, after a qualified notes offering (as defined in the SMP Holdings Credit Facility).

In March 2014, Summit Investments used the proceeds from its offering of SMLP common units to repay the remaining $100.0 million balance on the then-outstanding Term Loan as well as $95.0 million then outstanding under the SMP Revolving Credit Facility. It wrote off $1.5 million of deferred loan costs in connection with these repayments. In May 2014, Summit Investments borrowed $400.0 million pursuant to the Term Loan accordion (the

EX 99.2-32

EXHIBIT 99.2

"Incremental Term Loan"). In May 2015, it repaid $175.0 million of the Incremental Term Loan and wrote off $0.7 million of deferred loan costs in connection therewith.
On March 3, 2016, the remaining balances on the SMP Revolving Credit Facility and the Incremental Term Loan were repaid in full and the SMP Holdings Credit Facility was terminated concurrent with the closing of the 2016 Drop Down (see Note 16).
The SMP Holdings Credit Facility contained affirmative and negative covenants customary for credit facilities of its size and nature. As of December 31, 2015, Summit Investments was in compliance with the covenants in the SMP Holdings Credit Facility. There were no defaults or events of default during the year ended December 31, 2015 or during the period from December 31, 2015 to the March 3, 2016 termination of the SMP Holdings Credit Facility.

10. FINANCIAL INSTRUMENTS
Concentrations of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist of cash and accounts receivable. We maintain our cash in bank deposit accounts that frequently exceed federally insured limits. We have not experienced any losses in such accounts and do not believe we are exposed to any significant risk.
Accounts receivable primarily comprise amounts due for the gathering, treating and processing services we provide to our customers and also the sale of natural gas liquids resulting from our processing services. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We monitor the creditworthiness of our counterparties and can require letters of credit for receivables from counterparties that are judged to have substandard credit, unless the credit risk can otherwise be mitigated. Our top five customers or counterparties accounted for 68% of total accounts receivable at December 31, 2015, compared with 57% as of December 31, 2014.
Fair Value. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the balance sheet approximates fair value due to their short-term maturities.
A summary of the estimated fair value of our debt financial instruments follows.

	December 31, 2015		December 31, 2014
	Carrying value	Estimated fair value (Level 2)	Carrying value	Estimated fair value (Level 2)

	(In thousands)
Summit Holdings revolving credit facility	$344,000	$344,000	$208,000	$208,000
Summit Holdings 5.5% senior notes ($300.0 million principal)	295,861	224,000	295,227	281,750
Summit Holdings 7.5% senior notes ($300.0 million principal)	294,909	257,000	293,980	306,750
SMP Holdings revolving credit facility (1)	115,000	115,000	35,000	35,000
SMP Holdings term loan (1)	217,500	217,500	400,000	400,000
__________
(1) Debt was allocated to the 2016 Drop Down Assets prior to the closing of the 2016 Drop Down but was retained by Summit Investments after Initial Close.
The carrying value on the balance sheet of each revolving credit facility and the term loan is its fair value due to its floating interest rate. The fair value for the senior notes is based on an average of nonbinding broker quotes as of December 31, 2015 and December 31, 2014. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value of the senior notes.

EX 99.2-33

EXHIBIT 99.2

11. PARTNERS' CAPITAL
A rollforward of the number of common limited partner, subordinated limited partner and general partner units follows.

	Common	Subordinated	General partner	Total
Units, January 1, 2013	24,412,427	24,409,850	996,320	49,818,597
Units issued to a subsidiary of Summit Investments in connection with the Bison Drop Down	1,553,849	—	31,711	1,585,560
Units issued to a subsidiary of Summit Investments in connection with the Mountaineer Acquisition	3,107,698	—	63,422	3,171,120
Net units issued under SMLP LTIP	5,892	—	—	5,892
Units, January 1, 2014	29,079,866	24,409,850	1,091,453	54,581,169
Units issued in connection with the March Equity 2014 Offering	5,300,000	—	108,337	5,408,337
Net units issued under SMLP LTIP	46,647	—	861	47,508
Units, December 31, 2014	34,426,513	24,409,850	1,200,651	60,037,014
Units issued in connection with the May 2015 Equity Offering	7,475,000	—	152,551	7,627,551
Net units issued under SMLP LTIP	161,131	—	1,498	162,629
Units, December 31, 2015	42,062,644	24,409,850	1,354,700	67,827,194
Unit Offerings. In March 2014, we completed an underwritten public offering of 10,350,000 common units at a price of $38.75 per unit, of which 5,300,000 common units were offered by the Partnership and 5,050,000 common units were offered by a subsidiary of Summit Investments, pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC. Concurrently, our general partner made a capital contribution to maintain its 2% general partner interest in SMLP. We used the proceeds from the primary offering and the general partner capital contribution to fund a portion of the purchase of Red Rock Gathering.
In September 2014, a subsidiary of Summit Investments completed an underwritten public offering of 4,347,826 SMLP common units pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC. We did not receive any proceeds from this offering.
In May 2015, we completed an underwritten public offering of 6,500,000 common units at a price of $30.75 per unit pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC (the "May 2015 Equity Offering"). On May 22, 2015, the underwriters exercised in full their option to purchase an additional 975,000 common units from us at a price of $30.75 per unit. Concurrent with both transactions, our general partner made a capital contribution to us to maintain its 2% general partner interest.
Subordination. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution ("MQD," as defined below) plus any arrearages in the payment of the MQD from prior quarters. The subordination period ends on the first business day after we have earned and paid at least $1.60 (the MQD on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2015. The subordination period ended in conjunction with the February 2016 distribution payment in respect of the fourth quarter of 2015 and the then-outstanding subordinated units converted to common units on a one-for-one basis.
Summit Investments' Equity in Contributed Subsidiaries. Summit Investments' equity in contributed subsidiaries represents its position in the net assets of the 2016 Drop Down Assets, Polar and Divide, Red Rock Gathering and Bison Midstream that have been acquired by SMLP. The balance also reflects net income attributable to Summit Investments for the 2016 Drop Down Assets, Polar and Divide, Red Rock Gathering and Bison Midstream for the periods beginning on their respective acquisition dates by Summit Investments and ending on the dates they were acquired by the Partnership. During the years ended December 31, 2015, 2014 and 2013, net income was attributed to Summit Investments for:

•	the 2016 Drop Down Assets for the period from February 16, 2013 to March 3, 2016;

•	Polar and Divide for the period from February 16, 2013 to May 18, 2015;

EX 99.2-34

EXHIBIT 99.2

•	Red Rock Gathering for the period from January 1, 2013 to March 18, 2014; and

•	Bison Midstream for the period from February 16, 2013 to June 4, 2013.
Although included in partners' capital, any net income attributable to Summit Investments is excluded from the calculation of EPU.
Polar and Divide Drop Down. On May 18, 2015, we acquired 100% of the membership interests in Polar Midstream and Epping from a subsidiary of Summit Investments. We paid total net cash consideration of $285.7 million in exchange for Summit Investments' $416.0 million net investment in Polar Midstream and Epping, including customary working capital and capital expenditures adjustments (see Note 16 for additional information). We recognized a capital contribution from Summit Investments for the difference between cash consideration paid and Summit Investments' net investment in Polar Midstream and Epping.
The calculation of the capital contribution and its allocation to partners' capital follow (dollars in thousands).

Summit Investments' net investment in Polar Midstream and Epping		$416,044
Total net cash consideration paid to a subsidiary of Summit Investments		285,677
Excess of acquired carrying value over consideration paid		$130,367

Allocation of capital contribution:
General partner interest	$2,607
Common limited partner interest	80,079
Subordinated limited partner interest	47,681
Partners' capital contribution – excess of acquired carrying value over consideration paid		$130,367
Red Rock Drop Down. On March 18, 2014, we acquired 100% of the membership interests in Red Rock Gathering from a subsidiary of Summit Investments. We paid total net cash consideration of $307.9 million (including working capital adjustments accrued in December 2014 and cash settled in February 2015) in exchange for Summit Investments' $241.8 million net investment in Red Rock Gathering. As a result of the excess of the purchase price over acquired carrying value of Red Rock Gathering, SMLP recognized a capital distribution to Summit Investments.
The calculation of the capital distribution and its allocation to partners' capital follow (dollars in thousands).

Summit Investments' net investment in Red Rock Gathering		$241,817
Total net cash consideration paid to a subsidiary of Summit Investments		307,941
Excess of consideration paid over acquired carrying value		$(66,124)

Allocation of capital distribution:
General partner interest	$(1,323)
Common limited partner interest	(37,910)
Subordinated limited partner interest	(26,891)
Partners' capital distribution – excess of consideration paid over acquired carrying value		$(66,124)
Bison Drop Down. On June 4, 2013, a subsidiary of Summit Investments entered into a purchase and sale agreement with SMLP whereby SMLP acquired the Bison Gas Gathering system. In exchange for its $305.4 million net investment in Bison Midstream, SMLP paid Summit Investments and the general partner total cash and unit consideration of $248.9 million. As a result of the contribution of net assets in excess of consideration, SMLP recognized a capital contribution from Summit Investments.

EX 99.2-35

EXHIBIT 99.2

The calculation of the capital contribution and its allocation to partners' capital follow (dollars in thousands).

Summit Investments' net investment in Bison Midstream		$305,449
Aggregate cash paid to Summit Investments	$200,000
Issuance of 1,553,849 SMLP common units to Summit Investments	47,936
Issuance of 31,711 SMLP general partner units to the general partner	978
Total consideration paid to a subsidiary of Summit Investments		248,914
Excess of acquired carrying value over consideration paid		$56,535

Allocation of capital contribution:
General partner interest	$1,131
Common limited partner interest	28,558
Subordinated limited partner interest	26,846
Partners' capital contribution – excess of acquired carrying value over consideration paid		$56,535
The number of units issued to Summit Investments and the general partner in connection with the Bison Drop Down was calculated based on an assumed equity issuance of $50.0 million and the five-day volume-weighted-average price as of June 3, 2013 of $31.53 per unit. The units were then valued as of June 4, 2013 (the date of closing) using the June 4, 2013 closing price of SMLP's units of $30.85.
The general partner interest allocation was calculated based on a 2% general partner interest in the contribution of assets in excess of consideration given by SMLP to Summit Investments. Common and subordinated limited partner interests allocations were calculated as their respective percentages of total limited partner capital applied to the balance of the contribution by Summit Investments after giving effect to the general partner allocation.
Mountaineer Acquisition. We completed the acquisition of Mountaineer Midstream on June 21, 2013. The purchase price of $210.0 million was funded with $110.0 million of borrowings under SMLP’s revolving credit facility and the issuance for cash of $100.0 million of SMLP common units and general partner interests to a subsidiary of Summit Investments and the general partner.
The allocation and valuation of units issued to partially fund the Mountaineer Acquisition follow (dollars in thousands).

Issuance of 3,107,698 SMLP common units to Summit Investments	$98,000
Issuance of 63,422 SMLP general partner units to the general partner	2,000
Issuance of units in connection with the Mountaineer Acquisition	$100,000
Pursuant to a unit purchase agreement, the number of units issued to Summit Investments and the general partner in connection with the Mountaineer Acquisition was calculated based on an assumed equity issuance of $100.0 million and the five-day volume-weighted-average price as of June 3, 2013 of $31.53 per unit.
Cash Distribution Policy
Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. Our partnership agreement requires that we distribute all of our available cash (as defined below) within 45 days after the end of each quarter to unitholders of record on the applicable record date. Our policy is to distribute to our unitholders an amount of cash each quarter that is equal to or greater than the MQD stated in our partnership agreement.
General Partner Interest. Our general partner is entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.
Minimum Quarterly Distribution. Our partnership agreement generally requires that we make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves

EX 99.2-36

EXHIBIT 99.2

and the payment of costs and expenses, including reimbursements of expenses to our general partner. The amount of distributions paid under our policy is subject to fluctuations based on the amount of cash we generate from our business and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.
Definition of Available Cash. Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

•	comply with applicable law, any of our debt instruments or other agreements; or

•
provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•
plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Cash Distributions Paid and Declared. We paid the following per-unit distributions during the years ended December 31:

	Year ended December 31,
	2015	2014	2013
Per-unit annual distributions to unitholders	$2.270	$2.040	$1.725
On January 21, 2016, the board of directors of our general partner declared a distribution of $0.575 per unit for the quarterly period ended December 31, 2015. This distribution, which totaled $41.0 million, was paid on February 12, 2016 to unitholders of record at the close of business on February 5, 2016. As noted above, the payment of this distribution triggered the end of the subordination period and all of the then-outstanding subordinated units converted to common units on a one-for-one basis on February 16, 2016.
We allocated the February 2016 distribution in accordance with the third target distribution level (see "Incentive Distribution Rights—Percentage Allocations of Available Cash" below for additional information.)
Incentive Distribution Rights. Our general partner also currently holds IDRs that entitle it to receive increasing percentage allocations, up to a maximum of 50.0% (as set forth in the chart below), of the cash we distribute from operating surplus in excess of $0.46 per unit per quarter. The maximum distribution includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution does not include any distributions that our general partner may receive on any common or subordinated units that it owns.
Percentage Allocations of Available Cash. The following table illustrates the percentage allocations of available cash between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth in the column Marginal Percentage Interest in Distributions are the percentage interests of our general partner and the unitholders in any available cash we distribute up to and including the corresponding amount in the column Total Quarterly Distribution Per Unit Target Amount. The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its IDRs and that there are no arrearages on common units.

EX 99.2-37

EXHIBIT 99.2

	Total quarterly distribution per unit target amount	Marginal percentage interest in distributions
		Unitholders	General partner
Minimum quarterly distribution	$0.40	98.0%	2.0%
First target distribution	$0.40 up to $0.46	98.0%	2.0%
Second target distribution	above $0.46 up to $0.50	85.0%	15.0%
Third target distribution	above $0.50 up to $0.60	75.0%	25.0%
Thereafter	above $0.60	50.0%	50.0%
We reached the second target distribution in connection with the distribution declared in respect of the fourth quarter of 2013. We reached the third target distribution in connection with the distribution declared in respect of the second quarter of 2014.
Our payment of IDRs as reported in distributions to unitholders – general partner in the statement of partners' capital during the years ended December 31 follow.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
IDR payments	$6,743	$2,326	$—
Our general partner was not entitled to receive IDR payments prior to the distribution declared and paid in respect of the fourth quarter of 2013 based on the amount of the distributions declared and paid per common and subordinated unit.
For the purposes of calculating net income attributable to general partner, the financial impact of IDRs is recognized in respect of the quarter for which the distributions were declared. For the purposes of calculating distributions to unitholders in the statements of partners' capital and cash flows, IDR payments are recognized in the quarter in which they are paid.

12. EARNINGS PER UNIT
The following table details the components of EPU.

	Year ended December 31,
	2015	2014	2013

	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net (loss) income among limited partner interests:
Net (loss) income attributable to common units	$(125,437)	$(16,324)	$23,227
Net (loss) income attributable to subordinated units	(70,173)	(10,793)	19,322
Net (loss) income attributable to limited partners	$(195,610)	$(27,117)	$42,549

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic	39,217	33,311	26,951
Effect of nonvested phantom units	—	—	150
Weighted-average common units outstanding – diluted	39,217	33,311	27,101

Weighted-average subordinated units outstanding – basic and diluted	24,410	24,410	24,410

(Loss) earnings per limited partner unit:
Common unit – basic	$(3.20)	$(0.49)	$0.86
Common unit – diluted	$(3.20)	$(0.49)	$0.86
Subordinated unit – basic and diluted	$(2.88)	$(0.44)	$0.79

EX 99.2-38

EXHIBIT 99.2

During the years ended December 31, 2015 and 2014, we excluded 109,201 and 231,875 units, respectively, in our calculation of the effect of nonvested phantom units because they were anti-dilutive. There were no anti-dilutive units during for the year ended December 31, 2013.

13. UNIT-BASED AND NONCASH COMPENSATION
SMLP Long-Term Incentive Plan. The SMLP Long-Term Incentive Plan (the "SMLP LTIP") provides for equity awards to eligible officers, employees, consultants and directors of our general partner and its affiliates, thereby linking the recipients' compensation directly to SMLP’s performance. The SMLP LTIP is administered by our general partner's board of directors, though such administration function may be delegated to a committee appointed by the board. A total of 5.0 million common units was reserved for issuance pursuant to and in accordance with the SMLP LTIP. As of December 31, 2015, approximately 4.4 million common units remained available for future issuance.
The SMLP LTIP provides for the granting, from time to time, of unit-based awards, including common units, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Grants are made at the discretion of the board of directors or compensation committee of our general partner. The administrator of the SMLP LTIP may make grants under the SMLP LTIP that contain such terms, consistent with the SMLP LTIP, as the administrator may determine are appropriate, including vesting conditions. The administrator of the SMLP LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the SMLP LTIP) or as otherwise described in an award agreement. Termination of employment prior to vesting will result in forfeiture of the awards, except in limited circumstances as described in the plan documents. Units that are canceled or forfeited will be available for delivery pursuant to other awards.
The following table presents phantom and restricted unit activity:

	Units	Weighted-average grant date fair value
Nonvested phantom and restricted units, January 1, 2013	131,558	$20.00
Phantom and restricted units granted	156,165	26.33
Phantom units forfeited	(4,041)	25.99
Nonvested phantom and restricted units, December 31, 2013	283,682	23.41
Phantom units granted	136,867	42.32
Phantom and restricted units vested	(61,917)	25.33
Phantom units forfeited	(22,430)	25.56
Nonvested phantom units, December 31, 2014	336,202	30.61
Phantom units granted	289,735	29.21
Phantom units vested	(229,497)	27.66
Phantom units forfeited	(16,529)	35.09
Nonvested phantom units, December 31, 2015	379,911	$31.13
A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. Distribution equivalent rights for each phantom unit provide for a lump sum cash amount equal to the accrued distributions from the grant date to be paid in cash upon the vesting date. A restricted unit is a common limited partner unit that is subject to a restricted period during which the unit remains subject to forfeiture.
The phantom units granted in connection with the IPO vested on the third anniversary of the IPO. All other phantom units granted to date vest ratably over a three-year period. Grant date fair value is determined based on the closing price of our common units on the date of grant multiplied by the number of phantom units awarded to the grantee. Holders of all phantom units granted to date are entitled to receive distribution equivalent rights for each phantom unit, providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. Upon vesting, phantom unit awards may be settled, at our discretion, in cash and/or common units, but the current intention is to settle all phantom unit awards with common units. The

EX 99.2-39

EXHIBIT 99.2

restricted units granted in 2013 maintained the vesting provisions of the share-based compensation awards they replaced, each of which had an original vesting period of four years.
As of December 31, 2015, the unrecognized unit-based compensation related to the SMLP LTIP was $5.5 million. Incremental unit-based compensation will be recorded over the remaining vesting period of approximately 1.17 years. Due to the limited and immaterial forfeiture history associated with the grants under the SMLP LTIP, no forfeitures were assumed in the determination of estimated compensation expense.
Unit-based compensation recognized in general and administrative expense related to awards under the SMLP LTIP follows.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
SMLP LTIP unit-based compensation	$6,174	$4,696	$2,999
SMP Net Profits Interests. In connection with the formation of Summit Investments in 2009, up to 7.5% of total membership interests were authorized for issuance. SMP Net Profits Interests were granted through January 2012. Each grant vests ratably over five years and provides for accelerated vesting in certain limited circumstances. Summit Investments valued the SMP Net Profits Interests utilizing an option pricing method, which modeled membership interests as call options on the underlying equity value of Summit Investments and considered the rights and preferences of each class of equity to allocate a fair value to each class. Summit Investments retained the SMP Net Profits Interests and, as such, they are not reflected in SMLP's financial statements subsequent to the IPO, except as noted below.
Due to common control, we recognized the SMP Net Profits Interests' noncash compensation expense that had been allocated to the contributed subsidiaries prior to their respective drop down date. Noncash compensation recognized in general and administrative expense related to the SMP Net Profits Interests was $0.8 million in 2015, $1.1 million in 2014 and $1.2 million in 2013.
DFW Net Profits Interests. In connection with the formation of DFW Midstream in 2009, up to 5% of DFW Midstream's total membership interests were authorized for issuance (the "DFW Net Profits Interests"). Grants were made in 2009 and 2010. Each grant vested ratably over four years and provided for accelerated vesting in certain limited circumstances. The DFW Net Profits Interests were valued utilizing an option pricing method, which modeled membership interests as call options on the underlying equity value of DFW Midstream and considered the rights and preferences of each class of equity to allocate a fair value to each class.
Beginning in October 2012 and continuing into April 2013, we entered into a series of repurchases with the remaining seven holders of the then-outstanding DFW Net Profits Interests whereby we exchanged $12.2 million for their vested DFW Net Profits Interests and 7,393 SMLP restricted units for their unvested DFW Net Profits Interests. The repurchase prices were determined by valuing the vested and unvested net profits interests in relation to the enterprise value of DFW Midstream and represented fair value at the dates of repurchase. Upon the conclusion of these repurchase transactions, there were no remaining or outstanding DFW Net Profits Interests.

14. RELATED-PARTY TRANSACTIONS
Acquisitions. See Notes 1, 9, 11 and 16 for disclosure of the 2016 Drop Down, Polar and Divide Drop Down, the Red Rock Drop Down, the Bison Drop Down and the funding of those transactions.
Reimbursement of Expenses from General Partner. Our general partner and its affiliates do not receive a management fee or other compensation in connection with the management of our business, but will be reimbursed for expenses incurred on our behalf. Under our partnership agreement, we reimburse our general partner and its affiliates for certain expenses incurred on our behalf, including, without limitation, salary, bonus, incentive compensation and other amounts paid to our general partner's employees and executive officers who perform services necessary to run our business. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Due to affiliate on the consolidated balance sheet represents the payables to our general partner for expenses incurred by it and paid on our behalf.

EX 99.2-40

EXHIBIT 99.2

Expenses incurred by the general partner and reimbursed by us under our partnership agreement were as follows:

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Operation and maintenance expense	$25,050	$22,004	$15,095
General and administrative expense	26,193	24,993	21,084
Expenses Incurred by Summit Investments. Prior to the 2016 Drop Down, the Polar and Divide Drop Down, the Red Rock Drop Down and the Bison Drop Down, Summit Investments incurred:

•
certain support expenses and capital expenditures on behalf of the contributed subsidiaries. These transactions were settled periodically through membership interests prior to the respective drop down;

•
interest expense that was related to capital projects for the contributed subsidiaries. As such, the associated interest expense was allocated to the respective contributed subsidiary's capital projects as a noncash contribution and capitalized into the basis of the asset; and

•
SMP Net Profits Interests accounted for as compensatory awards. As such, the annual expense associated with the SMP Net Profits was allocated to the respective contributed subsidiary and is reflected in general and administrative expenses in the statement of operations.

15. COMMITMENTS AND CONTINGENCIES
Operating Leases. We and Summit Investments lease certain office space to support our operations. We have determined that our leases are operating leases. We recognize total rent expense incurred or allocated to us in general and administrative expenses. Rent expense related to operating leases, including rent expense incurred on our behalf and allocated to us, was as follows:

	Year ended December 31,
	2015	2014	2013

	(In thousands)
Rent expense	$2,395	$1,881	$1,616
Future minimum lease payments for the Partnership's operating leases are immaterial.
Legal Proceedings. The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims or those arising in the normal course of business would not individually or in the aggregate have a material adverse effect on the Partnership's financial position or results of operations.
Environmental Matters. Although we believe that we are in material compliance with applicable environmental regulations, the risk of environmental remediation costs and liabilities are inherent in pipeline ownership and operation. Furthermore, we can provide no assurances that significant environmental remediation costs and liabilities will not be incurred by the Partnership in the future. We are currently not aware of any material contingent liabilities that exist with respect to environmental matters, except as noted below.
In January 2015, Summit Investments learned of the rupture of a four-inch produced water gathering pipeline on the Meadowlark Midstream gathering system near Williston, North Dakota. The rupture resulted in the release of some of the produced water in the pipeline. Based on Summit Investments' investigation and currently available information, it is at least reasonably possible that the rupture occurred on or prior to December 31, 2014. As such, Summit Investments accounted for the rupture as a 2014 event.

EX 99.2-41

EXHIBIT 99.2

Summit Investments took action to minimize the impact of the rupture on affected landowners, control any environmental impact, help ensure containment and clean up the affected area. The incident, which is covered by Summit Investments' insurance policies, is subject to maximum coverage of $25.0 million from its pollution liability insurance policy and $200.0 million from its property and business interruption insurance policy. Summit Investments exhausted the $25.0 million pollution liability policy in 2015. Property and business interruption claim requests have been submitted, although no amounts have been recognized for any potential recoveries, under the property and business interruption insurance policy.

Total
(In thousands)
Accrued environmental remediation, January 1, 2014	$—
Initial accrual	30,000
Accrued environmental remediation, December 31, 2014	30,000
Payments made by affiliates	(13,136)
Payments made with proceeds from insurance policies	(25,000)
Additional accruals	21,800
Accrued environmental remediation, December 31, 2015	$13,664
As of December 31, 2015, we have recognized (i) a current liability for remediation effort expenditures expected to be incurred within the next 12 months and (ii) a noncurrent liability for estimated remediation expenditures and fines expected to be incurred subsequent to December 31, 2016. Each of these amounts represent our best estimate for costs expected to be incurred. Neither of these amounts has been discounted to its present value.
The U.S. Department of Justice has issued subpoenas to Summit Investments, the Partnership and our general partner requesting certain materials related to the rupture. We cannot predict the ultimate outcome of this matter with certainty for Summit Investments or Meadowlark Midstream, especially as it relates to any material liability as a result of any governmental proceeding related to the incident. SMLP and its general partner did not have any management or operational control over, or ownership interest in, Meadowlark Midstream or the produced water disposal pipeline prior to the 2016 Drop Down. Furthermore, the Contribution Agreement executed in connection with the 2016 Drop Down contains customary representations and warranties and Summit Investments has agreed to indemnify the Partnership with respect to certain losses, including losses related to the rupture. As a result, we believe at this time that it is unlikely that SMLP or its general partner will be subject to any material liability as a result of any governmental proceeding related to the rupture.
On June 19, 2015, Summit Investments and Meadowlark Midstream received a complaint from the North Dakota Industrial Commission seeking approximately $2.5 million in fines and other fees related to the rupture. Meadowlark Midstream has accrued its best estimate of the amount to be paid for such fines and other fees and intends to vigorously defend this complaint.

16. ACQUISITIONS AND DROP DOWN TRANSACTIONS
2016 Drop Down. On March 3, 2016, the Partnership acquired the 2016 Drop Down Assets. These assets include certain natural gas, crude oil and produced water gathering systems located in the Utica Shale, the Williston Basin and the DJ Basin as well as ownership interests in a natural gas gathering system and a condensate stabilization facility, both located in the Utica Shale.
The consideration for the 2016 Drop Down Assets (i) consisted of a cash payment to SMP Holdings of $360.0 million (the “Initial Payment”), funded with borrowings under our revolving credit facility and (ii) includes a deferred payment in 2020 (the “Deferred Purchase Price Obligation”).  The Deferred Purchase Price Obligation will be equal to:

•
six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA, as defined below and in the Contribution Agreement, of the 2016 Drop Down Assets for 2018 and 2019, less the G&A Adjuster, as defined in the Contribution Agreement;

•	less the Initial Payment;

•	less all capital expenditures incurred for the 2016 Drop Down Assets between the Initial Close and December 31, 2019;

EX 99.2-42

EXHIBIT 99.2

•	plus all Business Adjusted EBITDA from the 2016 Drop Down Assets between Initial Close and December 31, 2019, less the Cumulative G&A Adjuster, as defined in the Contribution Agreement.
Business Adjusted EBITDA is defined as the net income or loss of the 2016 Drop Down Assets for such period:

•	plus interest expense, income tax expense, and depreciation and amortization of the 2016 Drop Down Assets for such period;

•	plus any adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses with respect to the 2016 Drop Down Assets for such period;

•	plus any Special Liability Expenses, as defined below and in the Contribution Agreement, for such period;

•	less interest income and income tax benefit of the 2016 Drop Down Assets for such period;

•	less adjustments related to any other noncash income or gains with respect to the 2016 Drop Down Assets for such period.
Business Adjusted EBITDA shall exclude the effect of any Partnership expenses allocated by or to SMLP or its affiliates in respect of the 2016 Drop Down Assets, such as general and administrative expenses (including compensation-related expenses and professional services fees), transaction costs, and allocated interest expense and allocated income tax expense.
Special Liability Expenses are defined as any and all expenses incurred by SMLP with respect to the Special Liabilities, as defined in the Contribution Agreement, including fines, legal fees, consulting fees and remediation costs.
The present value of the Deferred Purchase Price Obligation will be reflected as a liability on our balance sheet until paid.  As of Initial Close, the Deferred Purchase Price Obligation was estimated to be $860.3 million (based on management’s estimate of the Partnership’s share of forecasted Business Adjusted EBITDA and capital expenditures for the 2016 Drop Down Assets) and had a net present value of $507.4 million, using a discount rate of 13%.
At the discretion of the board of directors of our general partner, the Deferred Purchase Price Obligation can be paid in cash, SMLP common units or a combination thereof.  We currently expect that the Deferred Purchase Price Obligation will be financed with a combination of (i) net proceeds from the sale of common units by us, (ii) the net proceeds from the issuance of senior unsecured debt by us, (iii) borrowings under our revolving credit facility and/or (iv) other internally generated sources of cash.
Because of the common control aspects in a drop down transaction, the 2016 Drop Down was deemed a transaction between entities under common control. As such, the 2016 Drop Down has been accounted for on an “as-if pooled” basis for all periods in which common control existed and the Partnership’s financial results retrospectively include the combined financial results of the 2016 Drop Down Assets for all common-control periods.
Summit Utica. Summit Investments completed the acquisition of certain natural gas gathering assets located in the Utica Shale Play for $25.2 million on December 15, 2014. These assets, which were contributed to Summit Investments' then-newly formed subsidiary, Summit Utica, gather natural gas under a long-term, fee-based contract. Summit Investments accounted for the purchase under the acquisition method of accounting. As of December 31, 2014, we assigned the full purchase price to property, plant and equipment.
Ohio Gathering. For information on the acquisition and initial recognition of Ohio Gathering, see Note 7.
Meadowlark Midstream. At the time of the 2016 Drop Down, Meadowlark Midstream owned Niobrara G&P and certain crude oil and produced water gathering pipelines located in Williams County, North Dakota. Summit Investments accounted for its purchase of Meadowlark Midstream under the acquisition method of accounting, whereby the various gathering systems' identifiable tangible assets acquired were recorded based on their fair values as of initial acquisition on February 15, 2013. Both Bison Midstream and Polar Midstream have previously been carved out of Meadowlark Midstream. Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete the system. We recognized the 2016 acquisition of Meadowlark Midstream at Summit Investments' historical cost of construction and fair value of assets at acquisition, which reflected its fair value accounting for the initial acquisition of Meadowlark Midstream in 2013, due to common control.

EX 99.2-43

EXHIBIT 99.2

The fair values of the assets acquired and liabilities assumed as of February 15, 2013, were as follows (in thousands):

Purchase price assigned to Meadowlark Midstream		$25,376
Current assets	$2,227
Property, plant, and equipment	18,795
Other noncurrent assets	4,354
Total assets acquired	25,376
Total liabilities assumed	$—
Net identifiable assets acquired		$25,376
From a financial position and operational standpoint, the crude oil and produced water gathering pipelines held by Meadowlark Midstream and acquired in connection with the 2016 Drop Down are recognized as part of the Polar and Divide gathering system.
Polar and Divide. On May 18, 2015, SMLP acquired the Polar and Divide system, a crude oil and produced water gathering system, including under-development transmission pipelines, located in North Dakota from a subsidiary of Summit Investments, subject to customary working capital and capital expenditures adjustments. We funded the initial combined purchase price of $290.0 million with (i) $92.5 million of borrowings under SMLP’s revolving credit facility and (ii) the issuance of $193.4 million of SMLP common units and $4.1 million of general partner interests to SMLP’s general partner in connection with the May 2015 Equity Offering. In July 2015, we received $4.3 million of cash from a subsidiary of Summit Investments as payment in full for working capital and capital expenditure adjustments.
Summit Investments accounted for its purchase of Meadowlark Midstream, the entity that Polar Midstream was carved out of, under the acquisition method of accounting, whereby the various gathering systems' identifiable tangible and intangible assets acquired and liabilities assumed were recorded based on their fair values as of initial acquisition on February 15, 2013. Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete the system. We recognized the acquisition of Polar Midstream at Summit Investments' historical cost of construction and fair value of assets and liabilities at acquisition, which reflected its fair value accounting for the acquisition of Meadowlark Midstream, due to common control.
The fair values of the assets acquired and liabilities assumed as of February 15, 2013, were as follows (in thousands):

Purchase price assigned to Polar Midstream		$216,105
Current assets	$368
Property, plant, and equipment	9,755
Other noncurrent assets	7,201
Total assets acquired	17,324
Current liabilities	4,592
Total liabilities assumed	$4,592
Net identifiable assets acquired		12,732
Goodwill		$203,373
We believe that the goodwill recorded represents the incremental value of future cash flow potential attributed to estimated future gathering services within the Williston Basin.
Red Rock Gathering System. On March 18, 2014, SMLP acquired Red Rock Gathering, a natural gas gathering and processing system located in Colorado and Utah, from a subsidiary of Summit Investments, subject to customary working capital adjustments. In October 2012, Summit Investments acquired ETC Canyon Pipeline, LLC ("Canyon") and contributed the Canyon gathering and processing assets to Red Rock Gathering, a newly formed, wholly owned subsidiary of Summit Investments. The Partnership paid total cash consideration of $307.9 million, comprising $305.0 million at the date of acquisition and $2.9 million of working capital adjustments that were recognized in due to affiliate as of December 31, 2014 and settled in February 2015. The acquisition of Red Rock Gathering was funded with the net proceeds from an offering of common units in March 2014, $100.0 million of borrowings under our revolving credit facility and cash on hand. Because of the common control aspects in the

EX 99.2-44

EXHIBIT 99.2

drop down transaction, the Red Rock Gathering acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as-if pooled” basis for all periods in which common control existed. SMLP’s financial results retrospectively include Red Rock Gathering’s financial results for all periods ending after October 23, 2012, the date Summit Investments acquired its interests, and before March 18, 2014.
In 2014, we identified and wrote off the balance associated with a working capital adjustment received after the purchase accounting measurement period closed for Summit Investments' acquisition of Red Rock Gathering. This write off was recognized as a $1.2 million increase to gathering services and other fees for the year ended December 31, 2014.
Lonestar Assets. DFW Midstream completed the acquisition of certain natural gas gathering assets located in the Barnett Shale Play ("Lonestar") from Texas Energy Midstream, L.P. ("TEM") for $10.9 million on September 30, 2014. The Lonestar assets gather natural gas under two long-term, fee-based contracts. SMLP is accounting for the purchase under the acquisition method of accounting. As of September 30, 2014, we preliminarily assigned the full purchase price to property, plant and equipment. During the fourth quarter of 2014, we received additional information from TEM and finalized the purchase price allocation.
Bison Gas Gathering System. On February 15, 2013, Summit Investments acquired BTE. On June 4, 2013, a subsidiary of Summit Investments entered into a purchase and sale agreement with SMLP whereby SMLP acquired the Bison Gas Gathering system. The Bison Gas Gathering system was carved out from Meadowlark Midstream and primarily gathers associated natural gas production from customers operating in Mountrail and Burke counties in North Dakota under long-term contracts ranging from five years to 15 years. The weighted-average life of the acquired contracts was 12 years upon acquisition.
Summit Investments accounted for its purchase of BTE (the "BTE Transaction") under the acquisition method of accounting, whereby the various gathering systems' identifiable tangible and intangible assets acquired and liabilities assumed were recorded based on their fair values as of February 15, 2013. The intangible assets that were acquired are composed of gas gathering agreement contract values and rights-of-way easements. Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives, and projected capital expenditures to complete the system.
Because the Bison Drop Down was executed between entities under common control, SMLP recognized the acquisition of the Bison Gas Gathering system at historical cost which reflected Summit Investments fair value accounting for the BTE Transaction. Furthermore, due to the common control aspect, the Bison Drop Down was accounted for by SMLP on an “as-if pooled” basis for all periods in which common control existed. Common control began on February 15, 2013 concurrent with the BTE Transaction.
The fair values of the assets acquired and liabilities assumed as of February 15, 2013, were as follows (in thousands):

Purchase price assigned to Bison Gas Gathering system		$303,168
Current assets	$5,705
Property, plant, and equipment	85,477
Intangible assets	164,502
Other noncurrent assets	2,187
Total assets acquired	257,871
Current liabilities	6,112
Other noncurrent liabilities	2,790
Total liabilities assumed	$8,902
Net identifiable assets acquired		248,969
Goodwill		$54,199
The Bison Drop Down closed on June 4, 2013. The total acquisition purchase price of $248.9 million was funded with $200.0 million of borrowings under SMLP’s revolving credit facility and the issuance of $47.9 million of SMLP common units to Summit Investments and $1.0 million of general partner interests to SMLP’s general partner. Summit Investments had a net investment in the Bison Gas Gathering system of $303.2 million and received total consideration of $248.9 million from SMLP. As a result, SMLP recognized a capital contribution from Summit Investments for the contribution of net assets in excess of consideration paid.
Mountaineer Midstream. We completed the Mountaineer Acquisition on June 21, 2013 for $210.0 million cash consideration. The Mountaineer Midstream natural gas gathering and compression assets are located in the

EX 99.2-45

EXHIBIT 99.2

Appalachian Basin which includes the Marcellus Shale formation primarily in Doddridge and Harrison counties in northern West Virginia. The Mountaineer Midstream system consists of newly constructed, high-pressure gas gathering pipelines, certain rights-of-way associated with the pipeline, and two compressor stations. The assets gather natural gas under a long-term, fee-based contract with Antero Resources Corp. ("Antero"). The life of the acquired contract was 13 years upon acquisition.
The Mountaineer Acquisition was funded with $110.0 million of borrowings under the Partnership's revolving credit agreement and the issuance of $100.0 million of common and general partner interests to a subsidiary of Summit Investments. For the year ended December 31, 2013, SMLP recorded $9.6 million of revenue and $2.3 million of net income related to Mountaineer Midstream.
SMLP accounted for the Mountaineer Acquisition under the acquisition method of accounting. As of June 30, 2013, we preliminarily assigned the full $210.0 million purchase price to property plant and equipment. During the third quarter of 2013, we received additional information and, as a result, preliminarily assigned $158.3 million of the purchase price to property, plant and equipment, $27.1 million to contract intangibles, $6.5 million to rights-of-way and $18.1 million to goodwill. During the fourth quarter of 2013, we received additional information from the seller and finalized the purchase price allocation.
The final fair values of the assets acquired and liabilities assumed as of June 21, 2013, were as follows (in thousands):

Purchase price assigned to Mountaineer Midstream		$210,000
Property, plant, and equipment	$163,661
Gas gathering agreement contract intangibles	24,019
Rights-of-way	6,109
Total assets acquired	193,789
Total liabilities assumed	$—
Net identifiable assets acquired		193,789
Goodwill		$16,211
Supplemental Disclosures – As-If Pooled Basis. As a result of accounting for our drop down transactions similar to a pooling of interests, our historical financial statements and those of the 2016 Drop Down, Polar Midstream, Red Rock Gathering and the Bison Gas Gathering system have been combined to reflect the historical operations, financial position and cash flows from the date common control began. Revenues and net income for the previously separate entities and the combined amounts, as presented in these consolidated financial statements follow.

	Year ended December 31,
	2015	2014	2013

	(In thousands)
SMLP revenues	$358,046	$338,941	$241,089
2016 Drop Down Assets revenues (1)	29,238	14,466	2,474
Polar and Divide revenues (1)	13,273	22,449	3,893
Red Rock Gathering revenues (1)		11,313	50,114
Bison Gas Gathering system revenues (1)			28,590
Combined revenues	$400,557	$387,169	$326,160

SMLP net (loss) income	$(192,212)	$(23,992)	$43,584
2016 Drop Down Assets net loss (1)	(35,419)	(32,634)	(5,829)
Polar and Divide net income (loss) (1)	5,403	6,430	(467)
Red Rock Gathering net income (1)		2,828	9,668
Bison Gas Gathering system net income (1)			52
Combined net (loss) income	$(222,228)	$(47,368)	$47,008
__________
(1) Results are fully reflected in SMLP's revenues and net income on the date common control began, see Note 1.

EX 99.2-46

EXHIBIT 99.2

Unaudited Pro Forma Financial Information. The following unaudited pro forma financial information assumes that:

•
The acquisition of the Bison Gas Gathering system and Mountaineer Midstream occurred on January 1, 2012. The pro forma results for Bison Midstream and Mountaineer Midstream were derived from revenues and net income in 2013.

•
Pro forma net income for the year ended December 31, 2013 has been adjusted to remove the impact of $2.5 million of nonrecurring transaction costs associated with the acquisitions of Bison Midstream and Mountaineer Midstream.

•
Pro forma adjustments also reflect the impact of 4,661,547 common unit issuance and the general partner capital contribution to maintain its 2% general partner interest to fund the acquisition of Bison Midstream and Mountaineer Midstream.

•
Pro forma adjustments also reflect the impact of $310.0 million of incremental borrowings on our revolving credit facility for the Bison Midstream and Mountaineer Midstream acquisitions and incremental depreciation and amortization expense associated with the acquired property, plant and equipment and contract intangibles as a result of the application of fair value accounting for Bison Midstream.

•
Pro forma adjustments (other than an adjustment for interest expense as discussed below) for the 2016 Drop Down Assets are not required because the assets were not in service prior to common control beginning in February 2013. Interest expense was assumed based on the impact of $360.0 million of incremental borrowings on our revolving credit facility, partially offset by the pro forma derecognition of interest expense allocated to the 2016 Drop Down Assets from Summit Investments (see Note 9).

•	Pro forma adjustments for Polar and Divide are not required because the system was not in service prior to common control beginning in February 2013.

•	The acquisition of the Lonestar assets is immaterial for pro forma purposes and as such has not been reflected below.

Year ended December 31, 2013
(In thousands, except for per-unit amounts)
Total Bison Midstream and Mountaineer Midstream revenues included in consolidated revenues	$87,196
Total Bison Midstream and Mountaineer Midstream net loss included in consolidated net income	(457)

Pro forma total revenues	$338,311
Pro forma net income	34,369

Pro forma common EPU - basic and diluted	$0.68
Pro forma subordinated EPU - basic and diluted	0.62
The unaudited pro forma financial information presented above is not necessarily indicative of (i) what our financial position or results of operations would have been if the acquisitions of Bison Midstream and Mountaineer Midstream had occurred on January 1, 2012, or (ii) what SMLP’s financial position or results of operations will be for any future periods.

17. CONDENSED CONSOLIDATING FINANCIAL INFORMATION
In July 2014 and June 2013, the Co-Issuers issued the Senior Notes. As of December 31, 2015, the Senior Notes were fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by the then-Guarantor Subsidiaries and SMLP. Due to the common control nature of the 2016 Drop Down, we are including the following supplemental condensed consolidating financial information. This information reflects SMLP's separate accounts, the combined accounts of the Co-Issuers, the combined accounts of the Guarantor Subsidiaries, the combined accounts of the Non-Guarantor Subsidiaries and the consolidating adjustments for the dates and periods indicated as-if the guarantor structure that exists subsequent to the August 2016 consent and waiver agreement was executed prior to 2016 (see Note 9).

EX 99.2-47

EXHIBIT 99.2

For purposes of the following consolidating information, each of SMLP and Summit Holdings account for their subsidiary investments under the equity method of accounting.

Condensed Consolidating Balance Sheets. Balance sheets as of December 31, 2015 and 2014 follow.

	December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Assets
Cash and cash equivalents	$73	$12,407	$6,930	$2,383	$—	$21,793
Accounts receivable	—	—	84,021	5,560	—	89,581
Due from affiliate	3,168	151,443	207,651	—	(362,262)	—
Other current assets	540	—	2,672	361	—	3,573
Total current assets	3,781	163,850	301,274	8,304	(362,262)	114,947
Property, plant and equipment, net	1,178	—	1,462,623	348,982	—	1,812,783
Intangible assets, net	—	—	438,093	23,217	—	461,310
Goodwill	—	—	16,211	—	—	16,211
Investment in equity method investees	—	—	—	751,168	—	751,168
Other noncurrent assets	3,480	4,611	162	—	—	8,253
Investment in subsidiaries	2,438,395	3,222,187	—	—	(5,660,582)	—
Total assets	$2,446,834	$3,390,648	$2,218,363	$1,131,671	$(6,022,844)	$3,164,672

Liabilities and Partners' Capital
Trade accounts payable	$482	$—	$18,489	$21,837	$—	$40,808
Due to affiliate	360,243	—	—	3,168	(362,262)	1,149
Deferred revenue	—	—	677	—	—	677
Ad valorem taxes payable	9	—	9,881	381	—	10,271
Accrued interest	—	17,483	—	—	—	17,483
Accrued environmental remediation	—	—	—	7,900	—	7,900
Other current liabilities	4,558	—	7,405	1,334	—	13,297
Total current liabilities	365,292	17,483	36,452	34,620	(362,262)	91,585
Long-term debt	332,500	934,770	—	—	—	1,267,270
Deferred revenue	—	—	45,486	—	—	45,486
Noncurrent accrued environmental remediation	—	—	—	5,764	—	5,764
Other noncurrent liabilities	1,743	—	5,503	22	—	7,268
Total liabilities	699,535	952,253	87,441	40,406	(362,262)	1,417,373

Total partners' capital	1,747,299	2,438,395	2,130,922	1,091,265	(5,660,582)	1,747,299
Total liabilities and partners' capital	$2,446,834	$3,390,648	$2,218,363	$1,131,671	$(6,022,844)	$3,164,672

EX 99.2-48

EXHIBIT 99.2

	December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Assets
Cash and cash equivalents	$7,531	$11,621	$7,353	$1,306	$—	$27,811
Accounts receivable	—	—	89,201	3,707	—	92,908
Insurance receivable	—	—	—	25,000	—	25,000
Due from affiliate	764	63,239	97,615	—	(161,618)	—
Other current assets	907	—	2,610	83	—	3,600
Total current assets	9,202	74,860	196,779	30,096	(161,618)	149,319
Property, plant and equipment, net	1,351	—	1,412,998	208,291	—	1,622,640
Intangible assets, net	—	—	477,734	11,548	—	489,282
Goodwill	—	—	265,062	—	—	265,062
Investment in equity method investees	—	—	—	706,172	—	706,172
Other noncurrent assets	3,771	6,027	189	—	—	9,987
Investment in subsidiaries	2,419,433	3,154,626	—	—	(5,574,059)	—
Total assets	$2,433,757	$3,235,513	$2,352,762	$956,107	$(5,735,677)	$3,242,462

Liabilities and Partners' Capital
Trade accounts payable	$1,144	$—	$23,711	$13,536	$—	$38,391
Due to affiliate	163,565	—	—	764	(161,618)	2,711
Deferred revenue	—	—	2,377	—	—	2,377
Ad valorem taxes payable	23	—	9,095	61	—	9,179
Accrued interest	—	18,858	—	—	—	18,858
Accrued environmental remediation	—	—	—	25,000	—	25,000
Other current liabilities	1,622	15	12,552	1,118	—	15,307
Total current liabilities	166,354	18,873	47,735	40,479	(161,618)	111,823
Long-term debt	435,000	797,207	—	—	—	1,232,207
Deferred revenue	—	—	55,239	—	—	55,239
Noncurrent accrued environmental remediation	—	—	—	5,000	—	5,000
Other noncurrent liabilities	1,725	—	5,790	—	—	7,515
Total liabilities	603,079	816,080	108,764	45,479	(161,618)	1,411,784

Total partners' capital	1,830,678	2,419,433	2,243,998	910,628	(5,574,059)	1,830,678
Total liabilities and partners' capital	$2,433,757	$3,235,513	$2,352,762	$956,107	$(5,735,677)	$3,242,462

EX 99.2-49

EXHIBIT 99.2

Condensed Consolidating Statements of Operations. For the purposes of the following condensed consolidating statements of operations, we allocate general and administrative expenses recognized at the SMLP parent to the Guarantor Subsidiaries and Non-Guarantor Subsidiaries to reflect what those entities' results would have been had they operated on a stand-alone basis. Statements of operations for the years ended December 31, 2015, 2014 and 2013 follow.

	Year ended December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Revenues:
Gathering services and related fees	$—	$—	$310,830	$26,989	$—	$337,819
Natural gas, NGLs and condensate sales	—	—	42,079	—	—	42,079
Other revenues	—	—	18,411	2,248	—	20,659
Total revenues	—	—	371,320	29,237	—	400,557
Costs and expenses:
Cost of natural gas and NGLs	—	—	31,398	—	—	31,398
Operation and maintenance	—	—	87,286	7,700	—	94,986
General and administrative	—	—	37,926	7,182	—	45,108
Transaction costs	1,342	—	—	—	—	1,342
Depreciation and amortization	603	—	95,586	8,928	—	105,117
Environmental remediation	—	—	—	21,800	—	21,800
Gain on asset sales, net	—	—	(172)	—	—	(172)
Long-lived asset impairment	—	—	9,305	—	—	9,305
Goodwill impairment	—	—	248,851	—	—	248,851
Total costs and expenses	1,945	—	510,180	45,610	—	557,735
Other income	2	—	—	—	—	2
Interest expense	(10,494)	(48,598)	—	—	—	(59,092)
Loss before income taxes	(12,437)	(48,598)	(138,860)	(16,373)	—	(216,268)
Income tax benefit	603	—	—	—	—	603
Loss from equity method investees	—	—	—	(6,563)	—	(6,563)
Equity in earnings of consolidated subsidiaries	(210,394)	(161,796)	—	—	372,190	—
Net loss	$(222,228)	$(210,394)	$(138,860)	$(22,936)	$372,190	$(222,228)

EX 99.2-50

EXHIBIT 99.2

	Year ended December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Revenues:
Gathering services and related fees	$—	$—	$255,211	$12,267	$—	$267,478
Natural gas, NGLs and condensate sales	—	—	97,094	—	—	97,094
Other revenues	—	—	20,398	2,199	—	22,597
Total revenues	—	—	372,703	14,466	—	387,169
Costs and expenses:
Cost of natural gas and NGLs	—	—	72,415	—	—	72,415
Operation and maintenance	—	—	88,927	5,942	—	94,869
General and administrative	—	—	40,447	2,834	—	43,281
Transaction costs	2,985	—	—	—	—	2,985
Depreciation and amortization	588	—	86,762	3,528	—	90,878
Environmental remediation	—	—	—	5,000	—	5,000
Loss on asset sales, net	—	—	442	—	—	442
Long-lived asset impairment	—	—	5,505	—	—	5,505
Goodwill impairment	—	—	54,199	—	—	54,199
Total costs and expenses	3,573	—	348,697	17,304	—	369,574
Other income	—	—	1,189	—	—	1,189
Interest expense	(8,417)	(40,169)	—	—	—	(48,586)
(Loss) income before income taxes	(11,990)	(40,169)	25,195	(2,838)	—	(29,802)
Income tax (expense) benefit	(1,680)	—	826	—	—	(854)
Loss from equity method investees	—	—	—	(16,712)	—	(16,712)
Equity in earnings of consolidated subsidiaries	(33,698)	6,471	—	—	27,227	—
Net (loss) income	$(47,368)	$(33,698)	$26,021	$(19,550)	$27,227	$(47,368)

EX 99.2-51

EXHIBIT 99.2

	Year ended December 31, 2013
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Revenues:
Gathering services and related fees	$—	$—	$213,979	$2,373	$—	$216,352
Natural gas, NGLs and condensate sales	—	—	88,185	—	—	88,185
Other revenues	—	—	21,522	101	—	21,623
Total revenues	—	—	323,686	2,474	—	326,160
Costs and expenses:
Cost of natural gas and NGLs	—	—	68,037	—	—	68,037
Operation and maintenance	—	—	77,122	1,053	—	78,175
General and administrative	—	—	33,970	2,746	—	36,716
Transaction costs	2,841	—	—	—		2,841
Depreciation and amortization	454	—	70,122	656	—	71,232
Loss on asset sales, net	—	—	113	—	—	113
Total costs and expenses	3,295	—	249,364	4,455	—	257,114
Other income	5	—	—	—	—	5
Interest expense	(2,141)	(19,173)	—	—	—	(21,314)
(Loss) income before income taxes	(5,431)	(19,173)	74,322	(1,981)	—	47,737
Income tax expense	—	—	(729)	—	—	(729)
Equity in earnings of consolidated subsidiaries	52,439	71,612	—	—	(124,051)	—
Net income (loss)	$47,008	$52,439	$73,593	$(1,981)	$(124,051)	$47,008

EX 99.2-52

EXHIBIT 99.2

Condensed Consolidating Statements of Cash Flows. Statements of cash flows for the years ended December 31, 2015, 2014 and 2013 follow.

	Year ended December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$409	$(46,716)	$202,324	$35,358	$—	$191,375

Cash flows from investing activities:
Capital expenditures	(429)	—	(118,458)	(153,338)	—	(272,225)
Contributions to equity method investees	—	—	—	(86,200)	—	(86,200)
Proceeds from asset sales	—	—	323	—	—	323
Acquisitions of gathering systems from affiliate, net of acquired cash	(288,618)	—	—	—	—	(288,618)
Advances to affiliates	(2,589)	(88,221)	(110,003)	—	200,813	—
Net cash used in investing activities	(291,636)	(88,221)	(228,138)	(239,538)	200,813	(646,720)

EX 99.2-53

EXHIBIT 99.2

	Year ended December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	(152,074)	—	—	—	—	(152,074)
Borrowings under revolving credit facility	180,000	187,000	—	—	—	367,000
Repayments under revolving credit facility	(100,000)	(51,000)	—	—	—	(151,000)
Repayments under term loan	(182,500)	—	—	—	—	(182,500)
Deferred loan costs	(135)	(277)	—	—	—	(412)
Proceeds from issuance of common units, net	221,977	—	—	—	—	221,977
Contribution from general partner	4,737	—	—	—	—	4,737
Cash advance from Summit Investments to contributed subsidiaries, net	102,500	—	21,719	196,308	—	320,527
Expenses paid by Summit Investments on behalf of contributed subsidiaries	12,655	—	3,864	6,360	—	22,879
Other, net	(1,615)	—	(192)	—	—	(1,807)
Advances from affiliates	198,224	—	—	2,589	(200,813)	—
Net cash provided by financing activities	283,769	135,723	25,391	205,257	(200,813)	449,327
Net change in cash and cash equivalents	(7,458)	786	(423)	1,077	—	(6,018)
Cash and cash equivalents, beginning of period	7,531	11,621	7,353	1,306	—	27,811
Cash and cash equivalents, end of period	$73	$12,407	$6,930	$2,383	$—	$21,793

EX 99.2-54

EXHIBIT 99.2

	Year ended December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(3,658)	$(30,689)	$179,685	$7,615	$—	$152,953

Cash flows from investing activities:
Capital expenditures	(460)	—	(220,360)	(122,560)	—	(343,380)
Initial contribution to Ohio Gathering	—	—	—	(8,360)	—	(8,360)
Acquisition of Ohio Gathering Option	—	—	—	(190,000)	—	(190,000)
Option Exercise	—	—	—	(382,385)	—	(382,385)
Contributions to equity method investees	—	—	—	(145,131)	—	(145,131)
Proceeds from asset sales	—	—	325	—	—	325
Acquisition of gathering systems	—	—	(10,872)	—	—	(10,872)
Acquisitions of gathering systems from affiliate, net of acquired cash	(305,000)	—	—	—	—	(305,000)
Advances to affiliates	(183)	(174,495)	(47,271)	—	221,949	—
Net cash used in investing activities	(305,643)	(174,495)	(278,178)	(848,436)	221,949	(1,384,803)

EX 99.2-55

EXHIBIT 99.2

	Year ended December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	(122,224)	—	—	—	—	(122,224)
Borrowings under revolving credit facility	57,000	237,295	—	—	—	294,295
Repayments under revolving credit facility	(115,000)	(315,295)	—	—	—	(430,295)
Borrowings under term loan	400,000	—	—	—	—	400,000
Repayments under term loan	(100,000)	—	—	—	—	(100,000)
Deferred loan costs	(3,003)	(5,320)	—	—	—	(8,323)
Proceeds from issuance of common units, net	197,806	—	—	—	—	197,806
Contribution from general partner	4,235	—	—	—	—	4,235
Cash advance (to) from Summit Investments (from) to contributed subsidiaries, net	(242,000)	—	81,421	834,962	—	674,383
Expenses paid by Summit Investments on behalf of contributed subsidiaries	12,845	—	10,483	1,556	—	24,884
Issuance of senior notes	—	300,000	—	—	—	300,000
Repurchase of equity-based compensation awards	(228)	—	—	—	—	(228)
Other, net	(656)	—	—	—	—	(656)
Advances from affiliates	221,766	—	—	183	(221,949)	—
Net cash provided by financing activities	310,541	216,680	91,904	836,701	(221,949)	1,233,877
Net change in cash and cash equivalents	1,240	11,496	(6,589)	(4,120)	—	2,027
Cash and cash equivalents, beginning of period	6,291	125	13,942	5,426	—	25,784
Cash and cash equivalents, end of period	$7,531	$11,621	$7,353	$1,306	$—	$27,811

EX 99.2-56

EXHIBIT 99.2

	Year ended December 31, 2013
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$(544)	$(4,799)	$141,260	$(506)	$—	$135,411

Cash flows from investing activities:
Capital expenditures	(930)	—	(182,048)	(66,648)	—	(249,626)
Proceeds from asset sales	—	—	585	—	—	585
Acquisition of gathering systems	(210,000)	—	—	—	—	(210,000)
Acquisitions of gathering systems from affiliate, net of acquired cash	(200,000)	—	—	—	—	(200,000)
Advances to affiliates	(84)	(371,408)	(36,672)	—	408,164	—
Net cash used in investing activities	(411,014)	(371,408)	(218,135)	(66,648)	408,164	(659,041)

EX 99.2-57

EXHIBIT 99.2

	Year ended December 31, 2013
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	(90,196)	—	—	—	—	(90,196)
Borrowings under revolving credit facility	96,000	380,950	—	—	—	476,950
Repayments under revolving credit facility	(3,000)	(294,180)	—	—	—	(297,180)
Borrowings under term loan	200,000	—	—	—	—	200,000
Repayments under term loan	(100,000)	—	—	—	—	(100,000)
Deferred loan costs	(3,451)	(10,608)	—	—	—	(14,059)
Contribution from general partner	2,229	—	—	—	—	2,229
Cash advance (to) from Summit Investments (from) to contributed subsidiaries, net	(193,000)	—	72,745	70,168	—	(50,087)
Expenses paid by Summit Investments on behalf of contributed subsidiaries	8,088	—	11,964	2,328	—	22,380
Issuance of senior notes	—	300,000	—	—	—	300,000
Repurchase of equity-based compensation awards	(11,957)	—	—	—	—	(11,957)
Issuance of units to affiliate in connection with the Mountaineer Acquisition	100,000	—	—	—	—	100,000
Advances from affiliates	408,080	—	—	84	(408,164)	—
Net cash provided by financing activities	412,793	376,162	84,709	72,580	(408,164)	538,080
Net change in cash and cash equivalents	1,235	(45)	7,834	5,426	—	14,450
Cash and cash equivalents, beginning of period	5,056	170	6,108	—	—	11,334
Cash and cash equivalents, end of period	$6,291	$125	$13,942	$5,426	$—	$25,784

EX 99.2-58

EXHIBIT 99.2

18. UNAUDITED QUARTERLY FINANCIAL DATA
Summarized information on the consolidated results of operations for each of the quarters during the two-year period ended December 31, 2015, follows.

	Quarter ended December 31, 2015	Quarter ended September 30, 2015	Quarter ended June 30, 2015	Quarter ended March 31, 2015

	(In thousands, except per-unit amounts)
Total revenues (1)	$112,414	$115,201	$86,855	$86,087

Net (loss) income attributable to SMLP (2)(3)	$(220,468)	$23,604	$2,985	$1,667
Less net (loss) income attributable to general partner, including IDRs	(2,469)	2,408	1,891	1,568
Net (loss) income attributable to limited partners	$(217,999)	$21,196	$1,094	$99

(Loss) earnings per limited partner unit:
Common unit – basic	$(3.28)	$0.32	$0.05	$0.00
Common unit – diluted	$(3.28)	$0.32	$0.05	$0.00
Subordinated unit – basic and diluted	$(3.28)	$0.32	$(0.03)	$0.00
__________
(1) Retrospectively adjusted for the impact of the 2016 Drop Down, the Polar and Divide Drop Down and the reclassification of certain revenues for Bison Midstream.
(2) In the quarter ended December 31, 2015, net loss attributable to SMLP includes $248.9 million of goodwill impairments and $1.6 million of long-lived asset impairments.
(3) In the quarter ended September 30, 2015, net income attributable to SMLP includes $7.7 million of long-lived asset impairments.

	Quarter ended December 31, 2014	Quarter ended September 30, 2014	Quarter ended June 30, 2014	Quarter ended March 31, 2014

	(In thousands, except per-unit amounts)
Total revenues (1)	$114,252	$94,152	$93,063	$85,702

Net (loss) income attributable to SMLP (2)	$(37,686)	$6,113	$4,036	$3,545
Less net (loss) income attributable to general partner, including IDRs	689	1,204	801	431
Net (loss) income attributable to limited partners	$(38,375)	$4,909	$3,235	$3,114

(Loss) earnings per limited partner unit:
Common unit – basic	$(0.65)	$0.08	$0.05	$0.08
Common unit – diluted	$(0.65)	$0.08	$0.05	$0.08
Subordinated unit – basic and diluted	$(0.65)	$0.08	$0.05	$0.02
__________
(1) Retrospectively adjusted for the impact of the 2016 Drop Down, the Polar and Divide Drop Down and the reclassification of certain revenues for Bison Midstream.
(2) In the quarter ended December 31, 2014, net loss attributable to SMLP includes $54.2 million of goodwill impairment and $5.5 million of long-lived asset impairment.

EX 99.2-59

EXHIBIT 99.2

The amounts for total revenues as originally filed on the respective 2015 and 2014 quarterly reports on Form 10-Q have been retrospectively adjusted for the impact of the Polar and Divide Drop Down and reclassification of certain revenues for Bison Midstream. There was no impact on net income attributable to partners or EPU. A reconciliation of total revenues follows.

	Quarter ended September 30, 2015	Quarter ended June 30, 2015	Quarter ended March 31, 2015

	(In thousands)
Total revenues as originally reported	$103,249	$77,274	$68,579
2016 Drop Down	8,644	5,911	4,870
Bison revenue reclass	3,308	3,670	4,056
Polar and Divide Drop Down	—	—	8,582
Total revenues	$115,201	$86,855	$86,087

	Quarter ended September 30, 2014	Quarter ended June 30, 2014	Quarter ended March 31, 2014

	(In thousands)
Total revenues as originally reported	$79,030	$80,796	$76,202
2016 Drop Down	4,108	2,414	1,922
Bison revenue reclass	5,260	4,665	4,399
Polar and Divide Drop Down	5,754	5,188	3,179
Total revenues	$94,152	$93,063	$85,702

EX 99.2-60